UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
U.S. Physical Therapy, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

U. S. PHYSICAL THERAPY, INC.
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
DATE:	Tuesday, May 17, 2022

TIME:	9:00 a.m. (CDT)

PLACE:	1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042
MATTERS TO BE ACTED ON:
1.	Election of nine directors to serve until the next annual meeting of stockholders.
2.	Advisory vote to approve named executive officer compensation.
3.
Approval of an amendment to the Amended and Restated 2003 Stock Incentive Plan (“Amended 2003 Plan”) to (i) increase the number of shares of common stock authorized for issuance under such plan by 500,000 shares of common stock, (ii) extend the term of the Amended 2003 Plan to March 1, 2032, and (iii) provide for other changes required or desirable under applicable laws and good corporate governance practices.

4.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2022.
5.	Consideration of any other matters that may properly come before the meeting or any adjournments.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF EACH OF THE NINE NOMINEES FOR DIRECTOR, THE NON-BINDING APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION, THE AMENDMENT TO THE AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN, AND THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.
The Board of Directors has set March 31, 2022 as the record date for the Annual Meeting of Stockholders to be held on May 17, 2022 (the “Annual Meeting”). Only holders of our common stock of record at the close of business on that date will be entitled to notice of and to attend and vote at the Annual Meeting or any adjournments thereof. A complete list of stockholders will be available for examination at the Annual Meeting and at our offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, for a period of ten days prior to the Annual Meeting.
You are cordially invited to join us at the Annual Meeting. However, to ensure your representation at the Annual Meeting, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy card will be returned to you if you are present at the Annual Meeting and request its return.
By Order of the Board of Directors,

Rick Binstein
Executive Vice President, General Counsel and Secretary
April 4, 2022

U.S. PHYSICAL THERAPY, INC.
1300 West Sam Houston Parkway South, Suite 300
Houston, Texas 77042
(713) 297-7000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 17, 2022
Proxy Statement
This Proxy Statement is being provided to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Physical Therapy, Inc. (“we”, “us”, “our”, “USPT” or the “Company”) to be held on Tuesday, May 17, 2022 at 9:00 a.m. Central Time at the Company’s principal executive offices located at 1300 West Sam Houston Parkway, Suite 300, Houston, TX, 77042.
Proxy Solicitation
Your vote and proxy are being solicited by our Board of Directors (“Board of Directors” or “Board”) for use at the Annual Meeting. This Proxy Statement and the enclosed proxy card are being mailed on behalf of our Board of Directors on or about April 7, 2022 to all of our stockholders of record as of the close of business on the record date, March 31, 2022 (the “Record Date”).
Your presence at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke your proxy at any time prior to its exercise by delivering to us another proxy bearing a later date, by attending the Annual Meeting and voting in person, or by filing a written notice of revocation before the Annual Meeting with Rick Binstein, our Executive Vice President, General Counsel and Secretary, at our principal executive offices located at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, or are registered in different names. You should vote each of the proxy cards received to ensure that all of your shares are voted.
Your Vote is Important
Whether or not you plan to attend the Annual Meeting, please take time to vote your shares by signing and returning a proxy card as soon as possible.
Proposals To Be Voted On and the Board’s Voting Recommendations
The following four proposals are scheduled to be voted on at the Annual Meeting:
•	Election of nine director nominees.
•	Advisory vote to approve named executive officer compensation.
•
Approve an amendment to the Company’s Amended and Restated 2003 Stock Incentive Plan (the “Stock Incentive Plan”) to increase the number of shares of common stock authorized for issuance under such plan from 2,100,000 to 2,600,000. (ii) extend the term of the Stock Incentive Plan to March 1, 2032 and (iii) provide for other changes required or desirable under applicable laws and good corporate governance practices.

•	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2022.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF: THE ELECTION OF EACH OF THE NINE NOMINEES FOR DIRECTOR, THE NON-BINDING ADVISORY VOTE OF THE NAMED EXECUTIVE OFFICER COMPENSATION, THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN, AND THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 17, 2022
We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of 2022 Annual Meeting of Stockholders, proxy card and Annual Report for the year ended December 31, 2021, and by notifying you of the availability of our proxy materials on the Internet. The Notice of 2022 Annual Meeting of Stockholders, this Proxy Statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”) are available at https://materials.proxyvote.com/90337L. The materials on the website are searchable, readable and printable and the website does not have “cookies” or other tracking devices which identify visitors.
Who Can Vote
All holders of record of our common stock at the close of business on March 31, 2022 are entitled to vote at the Annual Meeting. Holders of our common stock are entitled to one vote per share.
Proxies
Properly executed but unmarked proxies will be voted FOR the election of our nine director nominees, FOR the non-binding advisory vote of named executive officer compensation, FOR the approval of the amendment to the Company’s 2003 Stock Incentive Plan, and FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2022. If you “withhold” your vote for any of the director nominees, this will be counted as a vote AGAINST that nominee. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will vote your shares as directed by a majority of the Board of Directors.
Quorum
Only shares of our common stock can be voted, with each share entitling its owner to one vote on all matters that come before the Annual Meeting. The close of business on March 31, 2022 was fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of our common stock outstanding on the Record Date was 12,991,436. The presence, in person or by proxy, of at least a majority of the shares outstanding on the Record Date is necessary to constitute a quorum at our Annual Meeting. Abstentions will be treated as present for determining a quorum at the Annual Meeting. If a broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares for all matters at the meeting, we will not consider your shares as present or entitled to vote for any purpose. There is no cumulative voting in the election of directors and, as required by Nevada law, the directors will be elected by a plurality of the votes cast at the Annual Meeting, subject to the requirements of the Company’s Corporate Governance Guidelines regarding the need to receive more “For” votes than “Withhold” votes, as discussed in more detail below.
Cost of Proxy Solicitation
We will bear the cost of soliciting proxies. Some of our directors, officers and regular employees may solicit proxies, without additional compensation, personally or by telephone. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.
Questions and Additional Information
You may call our Chief Financial Officer, Carey Hendrickson, at 800-580-6285 or email us at investorrelations@usph.com if you have any questions. A copy of our Form 10-K accompanies this Proxy Statement. We have filed the Form 10-K with the Securities and Exchange Commission (the “SEC”). You may obtain additional copies of the Form 10-K by downloading it from our website at www.usph.com, by writing to U.S. Physical Therapy, Inc., 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, Attention: Rick Binstein, Secretary, or by emailing us at investorrelations@usph.com.
PLEASE VOTE — YOUR VOTE IS IMPORTANT

PROPOSAL 1 — ELECTION OF DIRECTORS
The accompanying proxy card, unless marked to the contrary, will be voted in favor of the election of Edward L. Kuntz, Christopher J. Reading, Mark J. Brookner, Harry S. Chapman, Kathleen A. Gilmartin, Dr. Bernard A. Harris, Jr., Anne B. Motsenbocker, Regg E. Swanson and Clayton K. Trier. All of these nominees are current directors standing for re-election at the Annual Meeting to serve until the next annual meeting of stockholders or until their successor is elected and qualified. The Governance and Nominating Committee, which consists solely of directors who are independent under the applicable New York Stock Exchange (“NYSE”) listing standards, recommended the nomination of the nine directors to the Board of Directors. Based on that recommendation, the Board nominated such directors for election at the Annual Meeting.
The Board of Directors has affirmatively determined that Messrs. Kuntz, Brookner, Chapman Trier, Dr. Harris and Ms. Gilmartin and Ms. Motsenbocker, are independent under the NYSE listing standards. Mr. Reading, who is an executive officer of the Company, and Mr. Swanson, who was employed by a Company subsidiary until January 31, 2020, were determined not to be independent under the NYSE listing standards. The nominees for director are:
Nominees:	Age	Director Since	Position(s) Held
Edward L. Kuntz	77	2014	Chairman of the Board and Director
Christopher J. Reading	58	2004	President, Chief Executive Officer and Director
Mark J. Brookner	77	1990	Director
Harry S. Chapman	77	2010	Director
Kathleen A. Gilmartin	70	2018	Director
Dr. Bernard A. Harris, Jr	65	2005	Director
Anne B. Motsenbocker	60	2022	Director
Regg E. Swanson	68	2007	Director
Clayton K. Trier	70	2005	Director
Director Biographies:
Edward L. Kuntz
Independent Director since August 2014
Chairman of the Board of Directors
Chairman of the Governance and Nominating Committee
Age: 77
Race/Ethnicity: Caucasian
Gender: Male
Mr. Kuntz has served as Chairman of our Board since May 19, 2020. Mr. Kuntz is the former Chairman and Chief Executive Officer of Kindred Healthcare (“Kindred”), which was one of the largest diversified providers of post-acute care services in the United States. From 1998 through May 2014, he served as Chairman of the Board of Directors of Kindred and as Chief Executive Officer from 1998 to 2004. Mr. Kuntz also serves as a director of Stablis Solutions, Inc., a supplier and distributor of liquified natural gas and is a member of its audit committee. From 2000 through 2016, Mr. Kuntz served as a director of Rotech Healthcare, Inc., one of the largest providers of home medical equipment and related products and services in the United States.
Christopher J. Reading
Director since November 2004
President and Chief Executive Officer
Age: 58
Race/Ethnicity: Caucasian
Gender: Male
Mr. Reading was promoted to President and Chief Executive Officer and became a director in 2004. Mr. Reading joined the Company in 2003 and served as our Chief Operating Officer until his promotion. Mr. Reading currently serves as President of The Alliance for Physical Therapy Quality and Innovation (“APTQI”). APTQI is an industry organization that advocates for legislative and regulatory changes on behalf of the physical therapy community that furthers our mission of ensuring patient access to value driven physical therapy care. Prior to joining the Company,

Mr. Reading served in various executive and management positions with HealthSouth Corporation, including his ultimate position as Senior Vice President of Operations, where he focused on operations, acquisitions and development in various service areas including outpatient rehabilitation, ambulatory surgery, diagnostic imaging and inpatient rehabilitation hospitals. Mr. Reading also is a physical therapist.
Mark J. Brookner
Independent Director since August 1998
Age: 77
Race/Ethnicity: Caucasian
Gender: Male
Mr. Brookner is currently a private investor. He served as our Chief Financial Officer from 1992 to 1998 and as our Secretary and Treasurer during portions of that period.
Harry S. Chapman
Independent Director since August 2010
Chairman of the Compensation Committee
Age: 77
Race/Ethnicity: Caucasian
Gender: Male
Mr. Chapman is the Chairman and Chief Executive Officer of Chapman Schewe, Inc., a healthcare insurance and employee benefits consulting firm, and since January 1, 2013, also serves as Managing Director with Higginbotham, an insurance, risk management and financial services firm. Previously, he served as a Corporate Senior Vice-President and Managed Care Officer of CIGNA’s South Central Region, with responsibility for HMO and PPO plans in several states. Mr. Chapman’s experience also includes having served as head of EQUICOR’s Health Plan and sales operation in Houston and as a Regional Vice-President for Lincoln National Insurance Company’s Central Region.
Kathleen A. Gilmartin
Independent Director since May 2018
Age: 70
Race/Ethnicity: Caucasian
Gender: Female
Ms. Gilmartin is the former President and Chief Executive Officer of Caring Brands International and Interim HealthCare Inc., providers of home healthcare, skilled nursing, therapy and hospice care. Ms. Gilmartin’s career spanned twenty-five years with Interim HealthCare Inc. where she served as President and Chief Executive Officer from September 2008 until her retirement in February 2017. Ms. Gilmartin served as a director of Caring Brands International and Interim Healthcare, Inc. from February 2017 through October 2021. Ms. Gilmartin currently serves as a director of The Alliance of Home Health Quality and Innovation, a non-profit, national consortium of home healthcare providers and organizations. Ms. Gilmartin also has served as a director of Quick Weight Loss Centers, LLC, a health and wellness company, from July 2017 through June 2018, and as a director of BCI Burke Co., a playground equipment manufacturer, from July 2017 through December 2021. Ms. Gilmartin also is a Registered Nurse.
Dr. Bernard A. Harris, Jr.
Independent Director since August 2005
Chairman of the Compliance Committee
Age: 65
Race/Ethnicity: African American
Gender: Male
Since May 2018, Dr. Harris has served as Chief Executive Officer, and is a director of, National Math & Science Initiative, leading the organization’s efforts to improve teacher effectiveness and student achievement in communities across the country. Dr. Harris is Managing Partner of Vesalius Ventures, Inc., a venture capital firm, which invests in early to mid-stage healthcare technologies and companies. He serves on the Board of Trustees for Salient Midstream & MLP Fund and Salient MF Trust, and Barings Fund & Trust. In addition, he is on the Board of the National Academy of Medicine, the Texas Medical Center, Sterling Bancshares, Inc., CommonSpirit (CHI St. Luke’s

Health System – Texas Division), and the Harris Institute & Foundation. Dr. Harris is a former astronaut, having completed two space shuttle missions. He completed his residency in Internal Medicine at the Mayo Clinic and trained as a flight surgeon at the Aerospace School of Medicine at Brooks Air Force Base.
Anne B. Motsenbocker
Director since January 2022
Age: 60
Race/Ethnicity: Caucasian
Gender: Female
Ms. Motsenbocker joined our Board effective January 1, 2022. Ms. Motsenbocker was a Managing Director at J. P. Morgan Chase, a global financial services company, until she retired in February 2021 after 36 years with the firm. While with J. P. Morgan Chase, she most recently served as the senior leader of the southwest region of the Commercial Bank, a position that she held for 7 years. She previously held roles of increasing responsibility within the firm where she focused on helping companies develop and implement capital strategies, manage risk, achieve operational excellence, and grow organically and through mergers. Since 2016, Ms. Motsenbocker has served as a Director and Chair of the HR and Compensation Committee of Children’s Health System of Texas, one of the nation’s largest pediatric healthcare systems. Since 2019, she has served on the board of Akola, a public benefit corporation transforming women’s lives through luxury jewelry manufacturing, and on the board of the United Way Foundation of Metropolitan Dallas since 2021.
Regg E. Swanson
Director since September 2007
Age: 68
Race/Ethnicity: Caucasian
Gender: Male
Mr. Swanson was employed by STAR Physical Therapy, LP, a subsidiary of the Company, from 2007 through January 31, 2020. Mr. Swanson is founder of STAR Physical Therapy, LLC, and from 1997 to 2007, was its president and managing member. He is a certified athletic trainer and has been involved with sports medicine and physical therapy for over 25 years.
Clayton K. Trier
Independent Director since February 2005
Chairman of the Audit Committee
Age: 70
Race/Ethnicity: Caucasian
Gender: Male
Mr. Trier is a private investor. Between 1986 and 2008, he was involved in various start-up and entrepreneurial activities and served as Chairman of the Board and/or CEO of three separate publicly-traded companies in service industries during that time. From 2008 to 2018, Mr. Trier served as a director of St. Luke’s Health System, an operator of several hospitals in the greater Houston area, and from 2013 to 2021 served as a director of the Baylor St. Luke’s Medical Center joint venture. From 2015 to 2018, Mr. Trier served as a director of Fenix Parts, Inc., a leading recycler and reseller of original equipment manufacturer automotive products.
Director Qualifications
The Board of Directors believes that each of the directors and nominees for director listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board of Directors. In addition, each of the directors and nominees for director has exhibited during his or her prior service as a director the ability to operate cohesively with the other members of the Board of Directors and to challenge and question management in a constructive way. Moreover, the Board of Directors believes that each director and nominee for director brings a strong and unique background and skill set to the Board of Directors, giving the Board of Directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management, leadership, compliance and broad healthcare industry experience. Set forth below are certain specific experiences, qualifications and skills that led to the Board of Directors’ conclusion that each of the directors and nominees for director listed above should continue to serve as a director.

Mr. Kuntz has extensive leadership experience in executive positions in healthcare companies, including serving for many years as the Chairman and Chief Executive Officer of Kindred Healthcare, which was one of the largest diversified providers of post-acute care services in the United States, and as a director of Rotech Healthcare, Inc., a national provider of home medical equipment and related products. He brings to the Board of Directors an in-depth knowledge of the regulatory and business environment of the healthcare industry. Also, Mr. Kuntz has many years of experience with the Company, providing him with comprehensive knowledge of the Company and its structure, policies and management team. In addition, Mr. Kuntz’s experience in overseeing the management of healthcare industry companies gives him the insight to advise the Board of Directors on corporate governance and compensation matters, and in his service as chair of the Nominating and Governance Committee and as a member of the Compensation Committee.
Mr. Reading, as President and Chief Executive Officer of the Company, provides the Board of Directors with a comprehensive knowledge of the Company, its history, and its businesses, having served the Company for 19 years. In addition, Mr. Reading brings to the Board of Directors his insight into the healthcare industry from over 37 years of experience in clinical care, operations and executive leadership positions in rehabilitation and ambulatory services companies.
Mr. Brookner brings to the Board of Directors an extensive background in financial and accounting matters. He served as the Company’s initial Chief Financial Officer and has, for many years, applied his extensive experience as an investor in a variety of companies. Mr. Brookner’s background and experience enables him to provide the Board of Directors a thorough understanding of financial analysis, audit and financial controls, investment and accounting, which he applies to his service on the Audit Committee. Also, Mr. Brookner has more than 30 years of experience with the Company, providing him with comprehensive knowledge of the Company and its structure, policies and management team.
Mr. Chapman brings to the Board of Directors an extensive background in the healthcare insurance and employee benefits areas. He served as Chairman and Chief Executive Officer of Chapman Schewe, Inc., a healthcare insurance and employee benefits consulting firm, and as Managing Director with Higginbotham, an insurance, risk management and financial services firm. Mr. Chapman’s background and experience enables him to provide the Board of Directors a thorough understanding of executive compensation and the broad healthcare insurance markets, including benefit plan design and related healthcare trends, which he applies to his service as Chair of the Compensation Committee and as a member of the Compliance Committee.
Ms. Gilmartin has extensive leadership experience in executive positions in healthcare companies, having served in executive leadership positions at Caring Brands International and Interim HealthCare Inc., providers of home healthcare, skilled nursing, therapy and hospice care. She also is a registered nurse. Ms. Gilmartin brings to the Board of Directors an in-depth knowledge of clinic practices and the regulatory and broad business environment of the healthcare industry. In addition, Ms. Gilmartin’s experience in overseeing the management of healthcare companies and performing clinical services as a nurse gives her the insight to advise the Board of Directors on a variety of business leadership and strategy matters, regulatory compliance, human resources and compensation related matters, which she applies to her service on the Compliance and Compensation Committees.
Dr. Harris brings to the Board of Directors a wide and varying set of experiences. He is a former astronaut, having completed two space shuttle missions, and recently honored as the 2022 recipient of the National Space Grant Distinguished Service Award. In addition, Dr. Harris is an internal medicine physician, which allows him to bring to the Board of Directors the perspective of an experienced healthcare professional. Dr. Harris’ service as Managing Partner of a venture capital firm also has afforded him with a wide range of experience in operating healthcare and technologies companies, and in investing in a variety of emerging technologies and informatics in the broad healthcare market. His service on the boards of National Academy of Medicine, the Texas Medical Center, and St. Luke’s Health System – Texas Division, provides him with a deep understanding of healthcare and healthcare services businesses, which he applies as chair of the Compliance Committee. Also, Dr. Harris has over a decade of experience with the Company, providing him with comprehensive knowledge of the Company and its structure, policies and management team.
Ms. Motsenbocker brings to the Board of Directors a wealth of experience structuring and arranging syndicated loans and other capital raising ventures during her more than 35 years of service at J.P. Morgan Chase, a global financial services company. She provides the Board of Directors with a thorough understanding of the capital markets. Ms. Motsenbocker’s experience in financial services also provides her with extensive finance and accounting knowledge. In addition, her service on the HR and Compensation Committee of Children’s Health System of Texas, one of the nation’s largest pediatric healthcare systems, provides her with experience with a healthcare company’s various human resources and compensation programs and strategies.
Mr. Swanson brings to the Board of Directors his insight into the healthcare industry generally, and outpatient physical therapy business specifically, as a result of his decades of leadership experience as a physical therapist and as chief executive at the Company’s largest clinic partnership, STAR Physical Therapy in Tennessee. Mr. Swanson uses this experience to advise the Board of Directors on industry and clinical related issues, as well as compliance related matters which he applies to his service on the Compliance Committee.
Mr. Trier has extensive experience in managing publicly-traded companies in services industries. He brings to the Board of Directors an in-depth knowledge of the regulatory and competitive environment of the healthcare industry, having served for many years as a director of St. Luke’s Health System, an operator of several hospitals in the greater Houston area, and the Baylor St. Luke’s Medical Center joint venture. Mr. Trier’s service on the boards of directors of these many companies provides him with experience in corporate governance, audit, accounting and internal controls, and risk oversight, which he applies this experience in his service on the Company’s Board of Directors. Also, Mr. Trier has over a decade of experience with the Company, providing him with comprehensive knowledge of the Company and its structure, policies and management team. In addition, his experience as a certified public accountant and partner in a national accounting firm gives him insight and experience on accounting and financial matters, which he utilizes in his role as a chair of the Audit Committee.
The persons named on the proxy card will vote FOR all of the nominees for director listed above unless you withhold authority to vote for one or more of the nominees. Under current regulations, a broker is prohibited from voting for directors without receiving instructions from you. As required by Nevada law, nominees will be elected by a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. However, pursuant to the Company’s Corporate Governance Guidelines, in any uncontested election of directors, a nominee who receives more “withhold” votes than FOR votes shall tender his or her resignation to the Board. The Governance and Nominating Committee of the Board of Directors will promptly accept such resignation unless there are, in its opinion, highly unusual or mitigating circumstances, in which case the Governance and Nominating Committee may, by unanimous vote of its disinterested members, recommend to the Board to reject the tendered resignation, and the Board will promptly act on, without being bound to accept, that recommendation.
All of the nominees have consented to serve as directors. Our Board has no reason to believe that any of the nominees will be unable to act as a director.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
ELECTION OF THE NINE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.
CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure
Our Board is led by an independent Chairman and includes six other independent directors. Mr. Reading, our Chief Executive Officer, and Mr. Swanson, who was an employee of one of our subsidiaries, STAR Physical Therapy, LP, until January 31, 2020, are the members of the Board who are not independent. We believe the leadership structure enhances the accountability of the executive management to the Board. Because seven of the nine members of our Board nominated for election are considered independent, we believe the Board is independent from management. Further, separating the Chairman and Chief Executive Officer roles allows Mr. Reading to focus his efforts on running our business and managing the Company in the best interest of our stockholders while we are able to benefit from prior experiences of our independent Board members.
Board Oversight of Risk
Our management is responsible for the Company’s day-to-day risk management activities. Our Board, which functions in an oversight role in risk management, focuses on understanding the nature of the risks inherent in our business, including our operations, strategic directions and overall risk management systems. Our Board receives periodic updates on our business operations, financial results, strategy and specific risks related to our business. These updates are communicated through monthly correspondence and presentations by management at Board meetings and through discussions with appropriate management compliance and audit personnel at the meetings of the Board’s Audit Committee and Compliance Committee.

Independent Directors
The Board has affirmatively determined Messrs. Brookner, Chapman, Harris, Kuntz, and Trier and Mses. Gilmartin and Motsenbocker have no relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and are independent, as defined in the NYSE listing standards. Specifically, the Board determined that the foregoing seven nominees are “independent” as defined in the NYSE listing standards, and that the directors comprising the Company’s Audit Committee are “independent” as defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the directors comprising the Compensation Committee are “independent” as defined in Rule 10C-1 under the Exchange Act.
Attendance at Board Meetings and Board Committees
The Board of Directors conducts its business through its meetings and through meetings of certain committees of the Board of Directors. The Board of Directors is comprised of a majority of independent directors as required by the NYSE listing standards and is required to meet at least four times per year. In addition, the independent directors periodically meet as a group in executive session, with the Chairman of the Board presiding over such meetings.
The Board has the following standing committees: (i) Governance and Nominating Committee, (ii) Compliance Committee, (iii) Compensation Committee, and (iv) Audit Committee. During 2021, the Board of Directors met six times, the Governance and Nominating Committee met two times, the Compliance Committee met four times, the Compensation Committee met ten times and the Audit Committee met seven times. Each of our directors participated in at least 75% of the aggregate meetings of the Board of Directors and the committees on which he or she served.
These committees are constituted as follows:
Governance and Nominating Committee
The Governance and Nominating Committee currently consists of Messrs. Kuntz (Chairman), Harris and Trier, all of whom have been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC. The function of the committee is to select, screen and recommend to the full Board nominees for election as directors, including any nominees proposed by stockholders who have complied with the procedures described below. The committee also has ongoing responsibility for oversight review of Board performance and ensuring each Board member’s continuing commitment to the Board and the Company’s goals and objectives. Additional functions include regularly assessing the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current Board members, stockholders, or other persons. The committee may also hire third parties to identify, to evaluate, or to assist in identifying or evaluating potential nominees should it be determined necessary. The committee is required to meet at least annually and operates under a written charter, a copy of which is available on our website at www.usph.com.
Nomination Criteria. In its consideration of Board candidates, the Governance and Nominating Committee considers the following criteria: the candidate’s general understanding of the healthcare sector, marketing, finance and other disciplines relevant to the success of a publicly-traded company; strategic business contacts and regard or reputation in the community, other board affiliations, industry and civic affairs; financial, regulatory and business experience; integrity, honesty and reputation; size of the Board of Directors; and regulatory obligations. In addition, as part of the Board Diversity Policy (recommended by the Governance and Nominating Committee and adopted by the Board of Directors in December 2020), the Board memorialized its commitment to consider diversity, including race and gender, in identifying candidates for appointment to the Board, and to strive to include women and people of color in each candidate pool for future Board seats.
In the case of incumbent directors whose terms of office are set to expire, the committee reviews each such director’s overall service to the Company during said director’s terms, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the independence standards set forth in the applicable SEC rules and regulations and the NYSE listing standards. In the case of new director candidates, the questions of independence and financial expertise are important to determine which roles can be performed by the candidate, and the committee preliminarily determines whether the candidate meets the independence standards set forth in the SEC rules and regulations and the NYSE listing standards, and the level of the candidate’s financial expertise. In accordance with the Company’s Corporate Governance Guidelines, incumbent directors who have achieved the age of 78 as of the date of the Annual Meeting shall not be eligible for re-election to the Board at such Annual Meeting without the unanimous consent and approval of the Board. Newly proposed nominees for director who have achieved the age of 77 as of the date of the Annual Meeting shall not be eligible for nomination, appointment or election to the Board. Candidates are first screened by the committee, and if approved by the committee, then they are screened by other members of the Board. The full Board approves the final nomination(s) based on recommendations from the committee. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors.
Stockholder Nomination Procedures. The Governance and Nominating Committee will consider director candidates recommended by the stockholders. Generally, for a stockholder of the Company to make a nomination to be included in the proxy statement, he or she must give written notice to our Secretary so that such notice is received at least 120 calendar days prior to the first anniversary of the date the Company’s proxy statement is sent to the stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting of stockholders was held in the previous year (or if the date of the annual meeting of stockholders was changed by more than 30 calendar days from the date of the previous year’s annual meeting), the notice must be received by the Company within a reasonable period prior to the time the Company begins to print and send its proxy materials for the applicable annual meeting. The stockholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the number of shares of our common stock which are beneficially owned by such nominee, and (iv) any other information relating to such nominee that may be required under federal securities laws to be disclosed in solicitations of proxies for the election of directors (including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected). The stockholder’s notice must also set forth as to the stockholder giving notice: (a) the name and address of such stockholder and (b) the number of shares of our common stock which are beneficially owned by such stockholder.
If the information supplied by the stockholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the applicable annual meeting may determine that such stockholder’s nomination should not be brought before the meeting and that such nominee is not eligible for election as a director of the Company. The Governance and Nominating Committee will not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.
No stockholder nominations were received in connection with the Annual Meeting.
Compliance Committee
The Compliance Committee currently consists of five directors. The current members of the committee are Dr. Harris (Chairman), Mr. Brookner, Mr. Chapman, Ms. Gilmartin and Mr. Swanson, four of whom have been determined to be “independent,” as defined in the NYSE listing standards. As more fully described in the Compliance Committee Charter, which can be found on our website at www.usph.com, the committee has general oversight of our Company’s compliance with the legal and regulatory requirements regarding healthcare operations. The Chairman of the committee is provided with information regarding calls received on the Company’s compliance hotline and reports findings to the committee. The committee relies on the expertise and knowledge of management, especially our Chief Compliance Officer, who regularly communicates with the Chairman of the committee, and other compliance, management, operations and/or legal personnel. The committee meets at least four times a year and as necessary to carry out its responsibilities and reports periodically to the Board of Directors regarding its actions and recommendations. The committee reviews and assesses the activities and findings of clinic internal audits, reviews reports of material noncompliance and reviews and approves corrective actions proposed by management. In addition, the Compliance Committee previously oversaw the implementation and execution of the Company’s Corporate Integrity Agreement, which expired in February 2021.

Compensation Committee
The current members of the Compensation Committee are Mr. Chapman (Chairman), Ms. Gilmartin and Mr. Kuntz, all of whom have been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC. As more fully described in the Compensation Committee Charter, which can be found on our website at www.usph.com, the committee is responsible for, among other things:
•	establishing goals and objectives relevant to incentive compensation awards (annual and long-term) for the Chief Executive Officer and other senior executive officers of the Company;
•
evaluating the Chief Executive Officer’s and other senior executive officers’ performance and the overall corporate performance in light of these goals and objectives and approve any incentive compensation for such executives;

•	determining any periodic adjustments to be made in the Chief Executive Officer’s and other senior executive officers’ base salary level based on the committee’s evaluation thereof;
•
reviewing, for officers of the Company other than the senior executives, the proposed salary levels and annual adjustments thereto and the incentive compensation plans formulated by senior executive management and the annual bonus payments to be made thereunder, and providing input and advice to senior executive management with respect to these compensation decisions;

•	approving all executive perquisites and any special benefit plans to be made available to senior executive officers;
•	advising on compensation of non-employee members of the Board; and
•	administering the Company’s equity compensation plans and approving grants to executive officers, employees, directors, and consultants under such plans.
The committee may delegate its responsibilities to subcommittees of one or more directors. The committee meets at least two times a year to carry out its responsibilities. The Named Executive Officers (as defined below) and other senior executives are not permitted to be present during any deliberations or voting with respect to his or her compensation. The committee’s processes and procedures for determining executive compensation are described below under “Compensation Discussion and Analysis.” Each member of the Compensation Committee has been determined to be “independent” as defined in the NYSE listing standards and the rules of the SEC.
Audit Committee
The Audit Committee currently consists of Messrs. Trier (Chairman), Brookner, Harris and Kuntz. Our Board of Directors has determined that Messrs. Brookner, Kuntz and Trier are “audit committee financial experts” under the rules of the SEC. As more fully described in the Audit Committee Charter, which can be found on our website at www.usph.com, the committee is responsible for, among other things:
•	overseeing our financial reporting processes, including the quarterly reviews and annual audits of our financial statements by the independent auditors;
•	the appointment, compensation, retention and oversight of the work of the independent auditors;
•	pre-approving audit and permitted non-audit services, and related fees and terms of engagement, provided by the independent auditors;
•	reviewing with management and independent auditors issues relating to disclosure controls and procedures and internal control over financial reporting; and
•	reviewing the internal audit department responsibilities, budget, staffing and the scope and results of internal audit work.
The Audit Committee Charter requires that the committee consist of at least three independent members of our Board and that the committee meet at least four times per year on a quarterly basis. At each regular Audit Committee meeting, the committee meets privately with management and with the independent auditors. Each member of the Audit Committee has been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC.

Codes of Conduct and Procedures Regarding Related Party Transactions
Codes of Conduct
Our Board has approved and we have adopted a Code of Business Conduct and Ethics for our officers and all employees, an additional Code of Business Conduct and Ethics which is applicable to our directors, and Corporate Governance Guidelines. The Codes and Corporate Governance Guidelines are available on our website at www.usph.com. Our Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers to the Codes, as such waivers may apply to our directors and officers. Neither the Board, nor a committee of its independent members, received any requests for waivers or amendments to the Codes in 2021, and none were granted. Any waivers of these Codes for directors, officers and employees will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code applicable to directors requires each director to disclose to the Board any interest he or she may have in a potential transaction, arrangement or agreement to which the Company is or will be a party, and refrain from participating directly or indirectly in the transaction unless the Board approves such participation with all interested directors abstaining from the consideration and deliberation of, and any votes concerning, such matter.
Our Board has further approved and we have adopted an additional Code of Business Conduct and Ethics, applicable to our Chief Executive Officer, Chief Financial Officer and senior financial officers, relating to dealings with our auditors and the preparation of our financial statements and other disclosures made to the public under SEC rules and regulations. This Code is available on our website at www.usph.com. The Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers from, and amendments to, this Code. Neither the Board, nor a committee of its independent members, received any requests for waivers or amendments to the Code in 2021, and none were granted. Any waivers from, and amendments to, the Code will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code requires the officers to disclose directly to the Audit Committee any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest.
Certain Relationships and Related Transactions
The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions.
Communications with the Board of Directors and Attendance at Annual Meeting
The Board of Directors maintains an informal process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to our Secretary, at our principal executive offices, 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.
The Board of Directors also maintains an informal process for interested persons to communicate directly with the independent directors who periodically meet as a group in executive session. In the event an interested party wants to communicate directly with our Chairman (who presides over the executive sessions) or with the independent directors as a group, the interested party should send such communication to the attention of Chairman of the Board, labeled “CONFIDENTIAL”, to our principal executive offices.
Although the Company does not have a formal policy requiring them to do so, all of the members of our Board of Directors are encouraged to attend our annual meeting of stockholders. At the 2021 annual meeting, which was held on a remote basis, all of our directors participated.
Stockholder Engagement
We regularly engage with our stockholders about our business and operations. Over the past year executive management met with or spoke to most of its major shareholders and numerous smaller holders representing well over a majority of the Company’s outstanding common stock. Management sought shareholders input as to various corporate issues including their opinion concerning corporate governance and other business matters. Topics discussed included composition of our board of directors including experience, tenure, age, diversity and remuneration. Also discussed was management pay including incentive compensation. Other topics included business outlook and strategy, acquisition criteria, dividend policy, the continued prevalence of the COVID-19 pandemic, employee retention, adaptation of our workforce to remote environments, and environmental, social and governance matters.
From time to time, we have had communications with certain institutional shareholder representatives regarding the Board composition and the Board’s commitment to continue to attract and retain directors with diverse backgrounds. In response to stockholder engagement, the Board of Directors memorialized its commitment to further enhancing Board diversity by adopting a Board Diversity Policy, which is posted on the Company’s website as part of the Corporate Governance Guidelines. The Company and the Board of Directors are committed to enhancing diversity on the Board, as the Company’s two most recently appointed directors, Ms. Gilmartin and Ms. Motsenbocker, are female and both are nominated for reelection at this Annual Meeting. The Company also indicates in the Proxy Statement the gender and race/ethnicity of its director nominees.
During the prior three years, we had several communications with Institutional Shareholder Services (“ISS”), a proxy advisory firm, about issues of importance to them, including our executive compensation practices and our corporate governance. The most consistent comments we received related to the age and diversity of our directors, plurality voting in election of directors, and the preference to avoid “single-trigger” benefits for our executive officers.
Pursuant to Nevada law and the Company’s bylaws, director nominees are elected by a plurality of votes cast at our Annual Meeting. In response to stockholder feedback, in 2017, we amended the Company’s Corporate Governance Guidelines to provide that, in any uncontested election of directors, a nominee who receives more “withhold” votes than FOR votes shall tender his or her resignation to the Board.
Finally, the Company has taken steps in response to stockholder feedback regarding executive “single-trigger” benefits for its executive officers. To address this feedback, (i) the Company amended and restated the employment agreements with its executive officers to modify the change in control payment benefit to a “double-trigger” benefit, such that the payment becomes due only if there is both a change in control and a termination event involving the particular executive officer, and (ii) the Compensation Committee approved a new form of restricted stock agreement for future restricted stock grants to its executive officers which modifies the single-trigger provision that accelerates unvested restricted stock upon on a change of control, such that the revised provision provides for acceleration of vesting on such newly granted unvested stock only upon a “double-trigger” (i.e., both a change of control and a termination event). The modified form of restricted stock agreement has been utilized for all restricted stock grants to executive officers since the 2019 Annual Meeting. The Compensation Committee has incorporated into its compensation philosophy a desired intent to avoid future “single-trigger” benefits.
The changes related to executive compensation are discussed in more detail in the Compensation Discussion and Analysis, which begins on page 17.
Environmental, Social and Governance Matters
The Company is committed to serving our patients, people and communities in a sustainable and responsible manner. At every level of our organization, we recognize the importance of being good corporate citizens. Where possible, we look to optimize our operations to ensure that we can reduce our impact while developing our people and helping our patients.
We believe that sound corporate citizenship starts with the integration of environmental, social and governance (“ESG”) considerations into our corporate and risk management strategies. Doing so aligns the Company’s interests with our long-term success, that of our trusted partners and all stakeholders. ESG efforts are led internally by the Company’s ESG working group comprised of senior leaders from legal, operations, finance and human resources. The Board of Directors is overseeing our ESG efforts and will receive periodic updates and reports on our efforts.
The Company continues to grow in our ESG journey. We are committed to looking for ways to expand our efforts and reporting taking into account feedback from key stakeholders. During 2022, we commenced on an initiative to establish an inaugural ESG report detailing our initial process and philosophy regarding ESG. We intend for this report to align with the Sustainability Accounting Standards Board (SASB) standards for our industry. An overview of these initiatives and information regarding our evolving ESG program will be published later in 2022 and will be available on our website at https:\\www.usph.com.

Director Compensation Table
The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s directors who are not Named Executive Officers for the fiscal year ended December 31, 2021.
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-equity incentive plan compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Mark J. Brookner	$58,750	$172,479	$—	$—	$—	$—	$231,229
Harry S. Chapman	$81,750	$172,479	$—	$—	$—	$—	$254,229
Dr. Bernard A. Harris, Jr	$80,500	$172,479	$ —	$ —	$ —	$ —	$252,979
Kathleen A. Gilmartin	$63,750	$172,479	$ —	$ —	$ —	$ —	$236,229
Edward L. Kuntz	$155,000	$172,479	$ —	$ —	$ —	$ —	$327,479
Regg E. Swanson	$50,000	$172,479	$ —	$ —	$ —	$ —	$222,479
Clayton K. Trier	$79,250	$172,479	$ —	$ —	$ —	$ —	$251,729
(1)	Includes Retainer Fees, Chairman Fees and Meeting Fees.
(2)
Stock awards for a total of 1,480 shares of common stock were granted to each director in the table as restricted stock under the terms of the Stock Incentive Plan. The restrictions lapsed as to 370 shares on each of July 1, 2021, October 1, 2021, January 1, 2022 and April 1, 2022. Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, which amounted to $116.54 per share. Assumptions used in the calculation of these amounts are included in “Note 14 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in the Form 10-K.

Compensation of Directors
During 2021, each of our non-employee directors received a quarterly retainer fee (“Retainer Fee”) for serving as a member of our Board of Directors. The Retainer Fee was $11,250 for each of the four quarters of 2021. In addition, non-employee directors are paid $1,250 for each committee meeting attended in person or telephonically (hereinafter referred to as “Meeting Fees”). In addition to the Retainer Fee, the Chairman of our Board of Directors, is paid an annual fee of $70,000, the Chairman of our Governance and Nominating Committee is paid an annual fee of $15,000, the Chairman of the Audit Committee is paid an annual fee of $23,000, the Chairman of the Compensation Committee is paid an annual fee of $18,000, and the Chairman of the Compliance Committee is paid an annual fee of $18,000 (hereinafter all referred to as “Chairman Fees”). Directors are also reimbursed for their out-of-pocket travel and related expenses incurred in attending Board and committee meetings. Mr. Reading is not compensated separately for serving on our Board. In addition, in May 2021, each of the non-employee directors who were elected at the 2021 annual meeting received a grant of 1,480 shares of restricted stock, under the terms of the Stock Incentive Plan. The restrictions on 370 shares of this grant lapsed on each of July 1, 2021, October 1, 2021, January 1, 2022 and April 1, 2022.

STOCK OWNERSHIP
Stock Owned by Directors, Nominees and Executive Officers
The following table shows the number and percentage of shares of our common stock beneficially owned by our directors, Named Executive Officers (as defined under “Compensation Discussion and Analysis”) and all current directors and executive officers as a group as of April 3, 2022. Each person has sole voting and investment power for the shares shown below unless otherwise indicated.
Name of Beneficial Owner	Number of Shares Owned(1)	Percent of Common Stock Outstanding
Directors:
Edward L. Kuntz	7,080	0.1%
Chairman of the Board
Christopher J. Reading	89,638(2)	0.7%
President, Chief Executive Officer and Director
Mark J. Brookner	13,830	0.1%
Harry S. Chapman	30,900	0.2%
Kathleen A. Gilmartin	9,680	0.1%
Dr. Bernard A. Harris, Jr	19,102	0.1%
Anne B. Motsenbocker	500	0.0%
Regg E. Swanson	13,276(3)	0.1%
Clayton K. Trier	8,980	0.1%

Non-Director Executive Officers:
Carey Hendrickson	12,188(4)	0.1%
Chief Financial Officer
Graham D. Reeve.	27,944(5)	0.2%
Chief Operating Officer - East
Eric J. Williams	9,454(6)	0.1%
Chief Operating Officer - West

Glenn D. McDowell	13,687	0.1%
Former Chief Operating Officer - West (Retired on August 31, 2021)

All current directors and executive officers as a group(12 persons)	242,572	1.9%
(1)	There are no outstanding stock options.
(2)	Includes 36,585 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2022	4,126	1/1/2023	4,129	1/1/2024	2,860	1/1/2025	1,950
10/1/2022	4,126	4/1/2023	2,848	4/1/2024	1,950	4/1/2025	1,250
		7/1/2023	2,848	7/1/2024	1,950	7/1/2025	1,250
		10/1/2023	2,848	10/1/2024	1,950	10/1/2025	1,250
						1/1/2026	1,250
(3)	Includes 6,596 shares of common stock held by Regg E. Swanson Revocable Trust, of which Mr. Swanson is the trustee and beneficiary.
(4)	Includes 9,340 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2022	698	1/1/2023	698	1/1/2024	698	1/1/2025	468
10/1/2022	698	4/1/2023	698	4/1/2024	698	4/1/2025	468
		7/1/2023	698	7/1/2024	698	7/1/2025	468
		10/1/2023	698	10/1/2024	706	10/1/2025	468
						1/1/2026	480
(5)	Includes 18,248 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2022	2,057	1/1/2023	2,072	1/1/2024	1,418	1/1/2025	974
10/1/2022	2,057	4/1/2023	1,412	4/1/2024	974	4/1/2025	624
		7/1/2023	1,412	7/1/2024	974	7/1/2025	624
		10/1/2023	1,412	10/1/2024	974	10/1/2025	624
						1/1/2026	640

(6)	Includes 8,308 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2022	590	1/1/2023	590	1/1/2024	590	1/1/2025	590
10/1/2022	590	4/1/2023	590	4/1/2024	590	4/1/2025	590
		7/1/2023	590	7/1/2024	590	7/1/2025	596
		10/1/2023	590	10/1/2024	590	10/1/2025	312
						1/1/2026	320
Stock Owned by Certain Beneficial Holders
The table below shows the ownership of shares of common stock by persons known to us to beneficially own more than 5% of our common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
BlackRock, Inc	2,053,411(1)	15.9%
55 East 52nd Street
New York, NY 10055

T. Rowe Price Associates, Inc.	1,239,032(2)	9.6%
100 East Pratt St.
Baltimore, MD 21202

Kayne Anderson Rudnick Investment Management LLC	1,207,500(3)	9.4%
1800 Avenue of the Stars, 2nd floor
Los Angeles, CA 90067

The Vanguard Group	917,465(4)	7.1%
100 Vanguard Blvd
Malvern, PA 19355
(1)
BlackRock, Inc. has sole voting power over 2,033,507 of the shares and sole dispositive power over 2,053,411 of the shares as disclosed in a Schedule 13G/A filed on January 27,2022. Various persons associated with BlackRock, Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the company. The interest of one such person, iShares Core S&P Small-Cap ETF, is more than five percent of the total outstanding common stock.

(2)
T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power over 305,740 of the shares and sole dispositive power over 1,239,032 of the shares as disclosed in a Schedule 13G/A filed on February 14, 2022 (“T. Rowe Filing”). Price Associates does not serve as custodian of the assets of any of its clients accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients for which Price Associates serves as investment adviser (“T. Rowe Price Funds”). Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Except as noted in the T. Rowe Filing with one of the registered investment companies sponsored by Price Associates for which it also serves as investment advisor, not more that 5% of the common stock of the Company is owned by any one client subject to the investment advice of Price Associates. With respect to the common stock of the Company owned by any one of the T. Rowe Price Funds, only the custodian for each of such Fund, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.

(3)
Kayne Anderson Rudnick Investment Management LLC has sole voting power over 301,491 of the shares, shared voting power over 1,207,500 of the shares (shared with Virtus Investment Advisors), sole dispositive power of 341,449 of the shares and shared dispositive power of 1,207,500 of the shares (shared with Virtus Investment Advisors) as disclosed in a Schedule 13G/A filed on February 14, 2022. Virtus Equity Trust (on behalf of Virtus KAR Small Cap Growth Fund) is deemed to share voting power over 1,207,500 of the shares. Kayne Anderson Rudnick Investment Management, LLC (an investment adviser registered under the Investment Advisers Act of 1940), and Virtus Investment Advisers, Inc. (an investment adviser registered under the Investment Advisers Act of 1940) and Virtus Equity Trust (on behalf of Virtus KAR Small-cap Growth Fund), a Delaware statutory trust, jointly filed the statement on Schedule 13G. With respect to securities owned by Kayne Anderson Rudnick Investment Management LLC and Virtus Investment Advisors, only the custodian for such investment company, has the right to receive dividends paid with respect to, and proceeds from sale of, such securities. No other person is known to have such right, except that the shareholders of such investment companies participate proportionately in any dividends or distributions so paid.

(4)
The Vanguard Group, Inc (“Vanguard”) has sole voting power over none of the shares, shared voting power over 23,969 of the shares, sole dispositive power of 883,386 of the shares and shared dispositive power of 34,079 of the shares as disclosed in a Schedule 13G/A filed on February 10, 2022. The Vanguard clients, including investment companies registered under the Investment Company Act of 1940, as amended, and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities.

EXECUTIVE OFFICERS
The current executive officers of the Company are as follows:
Name	Position
Christopher J. Reading	President and Chief Executive Officer
Richard S. Binstein(1)	Executive Vice President, General Counsel and Secretary
Carey P. Hendrickson	Chief Financial Officer
Glenn D. McDowell	Former Chief Operating Officer - West
Graham D. Reeve	Chief Operating Officer - West
Eric J. Williams(2)	Chief Operating Officer - East
(1)	Appointed executive officer on March 17, 2022.
(2)	Appointed executive officer on July 1, 2021.
In addition, during 2021 prior to his retirement on August 31, 2021, Mr. Glenn D. McDowell served as the Company’s Chief Operating Officer – West. For information concerning Mr. Reading see “Proposal 1 — Election of Directors” above. For 2021, Mr. Reading, Mr. Hendrickson, Mr. McDowell, Mr. Reeve and Mr. Williams are deemed the Named Executive Officers.
Graham D. Reeve, 58, was appointed as Chief Operating Officer – East effective March 5, 2018, and subsequently changed his title to Chief Operating Officer – West effective as of July 1, 2021. From 2009 until the end of 2017, Mr. Reeve served as Chief Executive Officer of The Baptist Health System, a 1,800 bed six hospital system located in San Antonio, TX, which is a part of Tenet Healthcare. From 1995 to 2003, Mr. Reeve was employed by HealthSouth Corporation, a provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services. From 1989 through 1995, Mr. Reeve was employed by Caremark Physical Therapy. Mr. Reeve is a physical therapist.
Eric Williams, age 57, was appointed as Chief Operating Officer – East effective July 1, 2021. From 2018 through April 30, 2021, Mr. Williams served as President and Chief Operating Officer for Omni Ophthalmic Management Consultants (OOMC), an ophthalmology management services organization. From 2010 until 2018, Mr. Williams served in the roles of Chief Operating Officer and then Chief Executive Officer of Drayer Physical Therapy Institute, LLC, an outpatient physical therapy provider with a network of over 150 clinics in 14 states. Prior to his role at Drayer, Mr. Williams served as Executive Vice President and Chief Operating officer at Care One, a provider of nursing home and long-term care services. From 2007 through 2009, Mr. Williams served as Executive Vice President of Operations for Physiotherapy Associates, Inc., a national outpatient physical therapy provider, and from 2003 through 2007 served as Chief Operating Officer of Benchmark Medical, Inc., also a national provider of outpatient physical therapy services which merged with Physiotherapy in 2007. Prior to that time, Mr. Williams held senior management positions at HealthSouth, at the time the largest national provider of outpatient physical therapy services in the United States.
Carey Hendrickson, 59, was appointed as Chief Financial Officer effective November 9, 2020. Mr. Hendrickson served as the Chief Financial Officer of Capital Senior Living Corporation (subsequently renamed Sonida Senior Living - NYSE:SNDA), one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults from May 2014 until he began working for the Company. From 2010 through 2014, he served as the Senior Vice President/Chief Financial Officer and Treasurer of Belo Corp., a television company that owned and operated network-affiliated television stations and their associated websites (“Belo”). Prior to serving in such capacity, Mr. Hendrickson served Belo in various roles including Senior Vice President/Chief Accounting Officer, Vice President/Human Resources, Vice President/Investor Relations and Corporate Communications, and Vice President/Strategic & Financial Planning. He began his career with KPMG LLP and was the director of financial planning for Republic Financial Services before joining Belo in 1992.
Rick Binstein, age 61, was appointed as Executive Vice President effective March 17, 2022, and continues to serve as the Company’s General Counsel and Secretary, his positions since joining the Company in 2011. From 2001 through 2010, Mr. Binstein served as Vice President, General Counsel and Secretary for Physiotherapy Associates, Inc. (and its predecessor, Benchmark Medical, Inc.), a national provider of outpatient physical therapy services. From 1997 through 2000, Mr. Binstein served as Assistant General Counsel and then General Counsel of NovaCare, Inc., a national provider of rehabilitation services. Mr. Binstein practiced law in a law firm setting from 1986 through 1996.

The “Named Executive Officers” for purposes of this Proxy Statement include Mr. Reading, Mr. Reeve, Mr. Williams and Mr. Hendrickson, as well as Mr. McDowell who retired during 2021. Mr. Binstein was not appointed as Executive Vice President until March 17, 2022 and thus is not a Named Executive Officer for purposes of this Proxy Statement.
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the committee includes establishing and overseeing compensation and benefit programs for our executive officers including the Chief Executive Officer and the other executive officers listed above. The committee also evaluates the performance of the Chief Executive Officer and reviews the performance of our other executive officers every year. Based upon these performance evaluations, the committee establishes compensation for the Chief Executive Officer and other executive officers, and executive management consults with the committee with respect to compensation levels and plans for key employees. Elements of our executive compensation program include: base salary; annual cash incentive compensation; long-term equity incentive awards; post-employment benefits; and benefits and perquisites.
In establishing and overseeing the program, the committee’s goal is to ensure that we can attract and retain superior management talent critical to our long-term success. To ensure that executive compensation is aligned with the performance of the Company and the interests of its stockholders, a significant portion of compensation available to executives is linked directly with financial results and other factors that influence stockholder value.
Compensation Support
Our management, our Human Resources department and our outside consultants, from time to time, support the committee in discharging its duties. In performing duties relating to the development and administration of our executive compensation program, our Human Resources department and the committee periodically review matters that relate to the competitive position, value and design of our short-term and long-term incentive compensation plans, performance goals and rewards available at various levels of performance.
Under its charter, the committee also may retain, at the Company’s expense, compensation consultants to provide independent advice and counsel directly to the committee.
Peer Group Compensation
In evaluating appropriate levels of total compensation for the Named Executive Officers, the committee gathers and analyzes data from a variety of sources. While there is not a comparable “peer group” of publicly-traded companies serving the outpatient rehabilitation sector, the committee monitors public information on executive compensation for a number of companies providing various healthcare services which are similar in revenue, volume and market capitalization to the Company. During 2021 and prior years, the Compensation Committee engaged an outside resource to provide executive compensation data published by such other publicly-traded companies to assist in its evaluative process regarding compensation levels and programs for the Company’s executive officers. The publicly-traded companies considered during 2021 and 2022 in connection with the establishment of the executive compensation programs for 2022 included 11 publicly-traded healthcare companies having a market capitalization in the range of $650 Million to $5.3 Billion ($2.45 Billion mean) and annual revenues in the range of $435 Million to $2.3 Billion ($1.3 Billion mean). For each of these companies, the Compensation Committee reviewed base salary information, annual cash incentives, annual equity incentives, and other compensation.
The Compensation Committee believes that this information is useful in evaluating the competitiveness of our executive compensation program.
Limitation on Certain Trades of Company Securities
In addition to the various trading restrictions required of Company directors and certain employees under the Exchange Act, Securities Act of 1933, as amended, and SEC rules, the U.S. Physical Therapy, Inc. Insider Trading Policy restricts certain transactions involving company securities. Among other things, directors, officers, employees and other insiders of the Company are prohibited from entering into certain hedging or monetization transactions regarding Company securities (e.g., the purchase of “put” options, short positions, zero-cost collars or forward sale contracts).

Compensation Philosophy and Objectives
Our compensation policies are designed to enable us to attract, motivate and retain experienced and qualified executives. We seek to provide competitive compensation. Historically, our policy has been to provide a significant component of an executive officers’ compensation through the grant of restricted shares that vest over a number of years. We believe that grants of equity-based incentives to executives and key employees help to align the interests of these persons with the interests of our stockholders.
The committee’s policy is to compensate and reward executive officers and other key employees based on the combination of some or all the following factors, depending on the person’s responsibilities: corporate performance, business unit performance and individual performance. The committee evaluates corporate performance and business unit performance by reviewing the extent to which the Company has accomplished strategic business objectives such as improved profitability, cash flow, management of working capital, improvements in clinic productivity and efficiency, and the overall quality of patient care. The committee evaluates individual performance by comparing actual accomplishments to the objectives established for the individual under the Company’s management development program. The committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period and determines long-term incentive awards (as detailed below) on criteria documented in the long-term incentive plans.
The committee believes that compensation to executive officers should be aligned closely with the Company’s performance on both a short-term and long-term basis. As a result, a significant portion of compensation to each executive officer is “at risk” and tied to the achievement of financial performance goals, regulatory compliance, improvements in operating efficiency and the quality of care provided, and other quantitative and qualitative factors. The executive compensation program is also designed to incentivize continuous improvements by providing enhanced compensation as results improve. The compensation program for executive officers includes both objective and subjective criteria.
While a significant portion of compensation to the Company’s executive officers is performance-based, the Compensation Committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our long-term strategic objectives. The Compensation Committee also considers the compensation practices of certain comparably-sized healthcare service companies to ensure that the Company is able to attract, retain and reward executive officers whose contributions are critical to our long-term success.
The Compensation Committee has incorporated into its compensation philosophy a desired intent to avoid future “single-trigger” benefits for its executive officers. For example, in the past, the Company had entered into change-in-control commitments with its executive officers that would trigger a certain dollar payment upon such a change of control. However, the Company has not committed to any additional single trigger change-in-control benefits since February 2016 and, in fact, in 2019 the Company and its executive officers amended such executive officers’ respective employment agreements to modify the single-trigger change-in-control benefit to a “double-trigger” benefit, requiring the occurrence of both a change-in-control and a termination of employment.
Objective Plans
For 2022, the criteria used by the Company in determining awards to the executive officers under the Objective Cash/RSA Bonus Plan and Objective Long-Term Incentive Plan will be directly based on the Company’s annual after-tax operating results, a non-Generally Accepted Accounting Principles measure, which equals consolidated after-tax net income (i) before charges/credits for changes in redeemable non-controlling interests, and any other extraordinary items, and (ii) after the compensation expense required to be reported in 2022 related to this and all other management incentive plans (“after-tax operating results”). We use this objective measure because we believe it is a key driver in increasing shareholder value and because each of our executive officers can impact this objective measure in some way. The Compensation Committee approves the minimum and maximum goals for the objective financial measure, as defined in the plan, each year. The incentive for meeting these objective financial performance goals is set by the Compensation Committee.
Under the Objective Cash/RSA Bonus Plan for 2022, the Company’s executive officers are eligible to earn a bonus award, payable in cash and/or restricted common stock at the discretion of the Compensation Committee, having a value of up to 75% for Messrs. Reading, Reeve and Williams, and up to 60% for Mr. Hendrickson and Mr. Binstein (as a group referred to as “2022 Participants”) of their respective base salaries dependent upon the Company achieving after-tax operating results in the range of $41,444,797 to $45,314,099 or more. Under the

Objective Long-Term Incentive Plan, Messrs. Reading, Reeve, Williams, Hendrickson and Binstein are eligible to earn up to 10,000, 5,000, 5,000, 3,750 and 3,750 shares of restricted stock, respectively, dependent upon the Company achieving after-tax operating results in the range of $41,444,797 to $43,978,152 or more.
Subjective Plans
The Compensation Committee established the subjective criteria for each of the 2022 Participants under the Discretionary Cash/RSA Bonus Plan and the Discretionary Long-Term Incentive Plan based on a consideration of strategic and operational goals for the Company (the “2022 Executive Subjective Criteria”). The Compensation Committee evaluates the performance of 2022 Participants against those criteria in determining cash and restricted stock awards.
Under the Discretionary Cash/RSA Bonus Plan for 2022, the executive officers are eligible to receive cash bonus awards and/or shares of restricted stock as determined by the Compensation Committee, if employed by the Company on the date of the award, having a value of up to 50% of their respective base salaries for Messrs. Reading, Reeve and Williams, and up to 40% of base salary for Mr. Hendrickson and Mr. Binstein. Under the Discretionary Long-Term Incentive Plan, Messrs. Reading, Reeve, Williams, Hendrickson and Binstein are eligible to earn up to 10,000, 5,000, 5,000. 3,750 and 3,750 shares of restricted stock, respectively. The 2022 Executive Subjective Criteria established for each of the executive officers to be considered by the Compensation Committee in determining the respective awards for 2022 are as follows:
Mr. Reading – Chief Executive Officer
1.	Company Leadership
2.	Cost aligned with revenue and volume growth
3.	Continued development of COOs (or direct reports)
4.	Maintain effective Compliance Culture
5.	Acquisition, Tuck in and De Novo Development (new facilities opening)
6.	Service line development
Mr. Hendrickson – Chief Financial Officer
1.	Successful integration of Contracting Department and improved rates
2.	Successful planning and execution of key reporting relationships
3.	Effective communication to shareholders and Board, including guidance, updates and financial modeling
4.	Billing office effectiveness
5.	Ensure effectiveness and flexibility related to the Company’s capital structure
6.	Successful completion of annual audit
7.	Acquisition modeling and integration
Mr. Reeve – Chief Operating Officer-West
1.	Effective transition and integration of new partnerships, addition of tuck-ins, and new facility openings
2.	Cost control aligned with revenue and volume growth
3.	Development of skills associated with acquisition negotiation
4.	Effective interaction and participation in investor facing meetings
5.	Compliance
6.	Execution and development of new opportunities, including new programs and the Industrial Injury Prevention business

Mr. Williams – Chief Operating Officer-East
1.	Effective transition and integration of new partnerships, addition of tuck-ins, and new facility openings
2.	Cost Control aligned with revenue and volume growth
3.	Development of skills associated with acquisition negotiation
4.	Effective interaction and participation in investor facing meetings
5.	Compliance
6.	Execution and development of new opportunities, including new programs and the Industrial Injury Prevention business
Mr. Binstein – Executive Vice President, General Counsel and Secretary
1.	Coordination with CEO and VP Development to attract and secure acquisition candidates
2.	Successful completion of acquired partnerships
3.	Customer service and responsiveness to partners and internal departments
4.	Corporate entity recordkeeping and organization for the Company and its subsidiaries
5.	Coordinate COOs to assist in successful negotiation and legal framework around new opportunities
6.	Compliance – coordinate and assist Chief Compliance Officer in managing this function
In order to be eligible to receive awards under the above discussed plans, the 2022 Participant must be employed on the date the awards are granted. The Objective Cash/RSA Bonus Plan, Discretionary Cash/RSA Bonus Plan, Objective Long-Term Incentive Plan, and Discretionary Long-Term Incentive Plan for 2022 collectively are hereinafter referred to as the “2022 Executive Incentive Plan”.
For a detailed description of the 2022 Executive Incentive Plan, see the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2022.
While a significant portion of compensation to the Company’s executive officers is performance-based, the Compensation Committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our long-term strategic objectives. The Compensation Committee also takes into account the compensation practices of certain comparably-sized healthcare service companies to ensure that the Company is able to attract, retain and reward executive officers whose contributions are critical to our long-term success.
Base Salaries
Other than the base salary of the Named Executive Officers which were initially set by an employment agreement (see “Employment and Consulting Agreements” below), base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Base salaries for executive officers, including those with employment agreements, are reviewed annually by the committee based on, among other things, individual performance and responsibilities, inflation and competitive market conditions.
Annual Cash Incentive Compensation
Based on individual and Company performance, incentive compensation opportunities are available to a wide range of our employees. We believe that incentive compensation is effective in reinforcing both the overall values of our Company and our specific operating goals.
Incentive compensation programs are designed to focus employees’ attention on our key performance goals, to identify the expected levels of performance and to reward individuals who meet or exceed our expectations. The aggregate amounts available for incentive awards are determined by our overall financial performance. The actual awards paid to individual recipients, other than to executive officers, are formulated by management, generally payable on an annual basis and reviewed by the committee prior to payment. The committee formulates and determines incentive awards for Named Executive Officers. See “Summary Compensation Table” below.

For 2021, the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer–West (the “2021 Executive Participants”) were eligible to receive cash bonus awards and/or shares of restricted common stock under the Company’s Objective Cash/RSA Bonus Plan and Discretionary Cash/RSA Bonus Plan. For a detailed description of these plans, see the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2021. The Company’s former COO-West, Mr. McDowell, retired as COO-West as of August 31, 2021 and accordingly no awards were made to Mr. McDowell under these plans. Mr. Williams, who became one of the Company’s Chief Operating Officers effective as of July 1, 2021, did not participate in these plans for 2021 and instead was eligible to receive a cash and stock incentive award in the discretion of the Board as discussed in more detail below.
Under the Objective Cash/RSA Bonus Plan, the 2021 Executive Participants were eligible to earn a bonus award, payable in cash and/or restricted common stock at the discretion of the Compensation Committee, having a value of up to 75% of their respective base salaries dependent upon the Company achieving after-tax operating results in the range of $30,444,797 to $33,310,273 or more. In determining after-tax operating results for purposes of the Objective Cash/RSA Bonus Plan, the Objective Cash/RSA Bonus Plan provides that such determination shall be made before charges or credits for changes in redeemable non-controlling interests, expenses arising from the scheduled retirement of Mr. McDowell, and any extraordinary items and after the compensation expense required to be reported in 2021 related to the incentive plans applicable to the 2021 Executive Participants. Based on the after-tax earnings for 2021 of $40,864,000 [johnny to check rules; I believe there is a new rule you have to detail the calculation], the 2021 Executive Participants received Objective Cash/RSA Bonus award for 2021 as follows: Mr. Reading - 100% of the maximum award value; Mr. Hendrickson - 100% of the maximum award value; and Mr. Reeve - 100% of the maximum award value. Accordingly, the Compensation Committee determined that the following awards would be paid in cash and as follows: Mr. Reading: $675,000; Mr. Hendrickson: $270,000; and Mr. Reeve: $425,250. These cash bonuses were paid on March 14, 2022.
Under the Discretionary Cash/RSA Bonus Plan, the Executive Participants were eligible to receive cash bonus awards and/or shares of restricted stock as determined by the Compensation Committee, having a value of up to 50% of their respective base salaries for Mr. Reading and Mr. Reeve, and up to 40% of base salary for Mr. Hendrickson. The criteria established for each of the 2021 Executive Participants considered by the Compensation Committee in determining the respective awards for 2021 (the “2021 Executive Subjective Criteria”) were as follows:
Mr. Reading – Chief Executive Officer
1.	Company Leadership
2.	Cost Control
3.	Further Development of Industrial Injury Prevention business
4.	Compliance
5.	Acquisition of new partnerships and acquisition performance, revenue and volume growth
6.	Successful integration and transition involving CFO and COO roles
Mr. Hendrickson – Chief Financial Officer
1.	Successful and effective integration and management of direct reporting areas
2.	Further standardization around reporting and controls
3.	Effective communication to shareholders and Board, including guidance, updates and financial modeling
4.	Billing office effectiveness and cost control
5.	Successful completion of Annual audit
6.	Acquisition modeling, Integration and financial reporting
Mr. Reeve – Chief Operating Officer-West
1.	Effective transition and integration of certain areas and partnerships
2.	Cost Control

3.	Development of Operation’s team leadership
4.	Development of skills associated with negotiation, due diligence and acquisition integration and assimilation
5.	Revenue and volume growth
6.	Compliance
The Compensation Committee considered the performance of the 2021 Executive Participants against these criteria. Based on the review and scoring by the Compensation Committee of each of these criteria, the Compensation Committee awarded a bonus to each of the 2021 Executive Participants as a percentage of the maximum award value (i.e., maximum of 50% of base salary for Mr. Reading and Mr. Reeve, and 40% of base salary for Mr. Hendrickson) as follows: Mr. Reading - 100% of the maximum award value; Mr. Hendrickson - 100% of the maximum award value; and Mr. Reeve - 100% of the maximum award value. Accordingly, the Compensation Committee determined that the following awards would be paid in cash and as follows: Mr. Reading: $450,000; Mr. Hendrickson: $180,000; and Mr. Reeve: $283,500. These cash bonuses were paid on March 14, 2022.
The Compensation Committee also considered the performance of Mr. Williams for the period of his employment during 2021, which commenced on July 1, 2021. Based on a review of his performance, the Compensation Committee awarded a cash bonus of $225,000 to Mr. Williams, which was paid on March 14, 2022. Mr. Williams is participating in the 2022 Executive Incentive Plan (See Compensation Philosophy and Objectives – above).
Long-term Equity Incentive Awards
For the 2021 year, the 2021 Executive Participants were eligible to receive awards consisting of shares of restricted common stock under the Company’s Objective Long-Term Incentive Plan and Discretionary Long-Term Incentive Plan. For a detailed description of these plans, see the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2021.
Under the Objective Long-Term Incentive Plan, Messrs. Reading, Hendrickson, and Reeve were eligible to earn up to 10,000, 3,750 and 5,000 shares of restricted common stock, respectively, dependent upon the Company achieving after-tax income in the range of $30,444,797 to $32,328,225 or more. In determining after-tax operating results for purposes of the Objective Long-Term Incentive Plan, the Objective Long-Term Incentive Plan provides that such determination shall be made before charges or credits for changes in mandatorily redeemable non-controlling interests, expenses arising from the scheduled retirement of Mr. McDowell, and any extraordinary items and after the compensation expense required to be reported in 2021 related to the incentive plans applicable to the 2021 Executive Participants. Based on the after-tax operating results of $40,864,000, for 2021, Messrs. Reading, Hendrickson, and Reeve were awarded 10,000, 3,750 and 5,000 shares of restricted common stock, respectively, under this Objective Long-Term Incentive Plan. Mr. McDowell retired as COO-West as of August 31, 2021 and accordingly no awards were made to Mr. McDowell under this plan. Mr. Williams, who became one of the Company’s Chief Operating Officers effective as of July 1, 2021, did not participate in this plan for 2021.
Under the Discretionary Long-Term Incentive Plan, Messrs. Reading, Hendrickson and Reeve were eligible to earn up to 10,000, 3,750 and 5,000 shares of restricted common stock, respectively, based upon a subjective determination of the committee. The committee determined for each 2021 Executive Participant such executive’s achievement of his respective Executive Subjective Criteria. Based on this review, the Compensation Committee determined that the achievement score for each of the 2021 Executive Participants was as follows: Mr. Reading - 100% of the maximum award value; Mr. Hendrickson - 100% of the maximum award value; and Mr. Reeve - 100% of the maximum award value. For 2021, Messrs. Reading, Hendrickson and Reeve were awarded 10,000, 3,750 and 5,000 shares of restricted common stock, respectively, under the Discretionary Long-Term Incentive Plan. These shares of restricted common stock were granted on March 11, 2022, with restrictions on these shares lapsing evenly in the amount of 1,250 shares, 468 shares and 624 shares, respectively over 15 quarters starting on April 1, 2022 and the remaining shares of 1,250, 480 and 640, respectively, on January 1, 2026.
The Objective Cash Bonus Plan, Discretionary Cash Bonus Plan, Objective Long-Term Incentive Plan, and Discretionary Long-Term Incentive Plan for 2021 collectively are hereinafter referred to as the “2021 Executive Incentive Plan.”

Mr. Williams did not participate in the 2021 Executive Incentive Plan. For 2021, the Compensation Committee, in its discretion, awarded Mr. Williams 5,000 shares of restricted common stock in consideration of the Company’s performance and his contribution to such performance since joining the Company in July 2021. These shares of restricted common stock were granted on March 11, 2022, with restrictions on these shares lapsing evenly in the amount of 312 shares over 15 quarters starting on April 1, 2022 and the remaining 320 shares on January 1, 2026.
The Stock Incentive Plan is intended to align employee and outside director interests with stockholders’ interests, to provide incentives to our key employees by encouraging their ownership of our common stock and to aid us in attracting and retaining key employees, upon whose efforts our success and future growth depends.
Equity grants are made at the discretion of the committee, which administers the Company’s equity compensation plans. The objective of such long-term equity-based awards, which generally vest over four years, is primarily to incentivize management and key employees for future performance rather than to reward specific past performance. Individual grant sizes are primarily determined based on the employee’s duties and level of responsibility and his or her ability to exert significant influence and make meaningful contributions to the overall future success of the Company and, to a lesser degree, organizational and individual performance. At the discretion of the committee, and based on the recommendation of management, equity grants may also be used as an incentive for candidates recruited to fill key positions and for existing employees who receive significant promotions with increased responsibilities.
Post-Employment Benefits
We have entered into employment agreements with our Named Executive Officers that provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including severance payments in the event of a termination following a “change in control.” The committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “Executive Compensation — Post Termination/Change-in-Control Benefits” below.
Benefits and Perquisites
Defined Contribution Plan. The Company maintains qualified retirement plans pursuant to Internal Revenue Code of 1986, as amended (the “Code”), Section 401(k) (the “401(k) Plans”) covering substantially all employees subject to certain minimum service requirements. The 401(k) Plans allows employees to make voluntary contributions and provides for discretionary matching contributions by the Company. For certain plans, the Company makes matching contributions. The assets of the 401(k) Plans are held in trust for grantees and are distributed upon the retirement, disability, death or other termination of employment of the grantee. The Board, in its discretion, determines the amount of any Company discretionary contributions. We did not make any discretionary contributions to the 401(k) Plan during 2021. The Company’s matching contributions aggregated $1.9 million in 2021.
Life Insurance. The Company maintains, at its expense, for the benefit of each of its full-time employees, life insurance policies in the amount of one times the employee’s annual salary, up to $200,000.
Health and Welfare Benefits. All executive officers, including the Named Executive Officers, are eligible for welfare benefits from the Company including: medical, dental, vision, life insurance, short-term disability and long-term disability. Named Executive Officers participate in these plans on the same basis and subject to the same costs, terms and conditions as other salaried employees at their work location.
Employment and Consulting Agreements
In May 2019, the Company entered into an amended and restated employment agreement with Mr. Reading, which presently expires on December 31, 2023, and provide for automatic two-year renewals as of the expiration of the current term. In 2018, the Company entered into an employment agreement with Mr. Reeve, which expires on February 28, 2024, and provides for an automatic two-year renewal as of the expiration of the current term. Effective as of November 9, 2020, the Company entered into an employment agreement with Mr. Hendrickson, which expires on November 8, 2022, and provides for an automatic two-year renewal as of the expiration of the current term. On December 3, 2020 and effective July 1, 2021, the Company entered into an employment agreement with Mr. Williams, which expires on July 1, 2023, and provides for an automatic two-year renewal as of the expiration of the current term. Each of the employment agreements may be terminated by the Company prior to the expiration of their respective terms for cause or without cause, and due to the death or disability of the Executive Officer, as well as by the Executive Officer for good reason or based a disability. In the event of (A) an involuntary termination by the Company without “cause” (as defined in each of the Employment Agreements) or (B) a voluntary termination by the Executive Officer for “good reason” (as defined in each of the Employment Agreements), the affected Executive Officer is entitled to receive (1) salary continuation for two years, based on his base compensation then in effect, (2) the greater of: (a) the bonus paid or payable to the Executive Officer with respect to the last fiscal year completed prior to such termination, or (b) the average of the bonuses paid to the Executive Officer over the last three fiscal years of employment ending with the last fiscal year prior to such termination, (3) the Executive Officer’s accrued but unused vacation days, (4) an immediate acceleration of vesting for all outstanding equity incentive awards, and (5) medical insurance benefits currently in effect for the twenty-four months following such termination. If an Employment Agreement is terminated based on a qualified disability (as described in the Employment Agreements), the terminated Executive Officer is entitled to receive a lump-sum payment equal to two times such Executive Officer’s base compensation then in effect, as well as an immediate acceleration of vesting for all outstanding equity incentive awards. If an Employment Agreement is terminated based on the death of an Executive Officer, the Executive Officers’ estate (or his heirs) will receive a lump-sum payment equal to such Executive Officers base compensation then in effect, and all outstanding equity incentive awards held by such Executive Officer shall immediately vest. Finally, in the event of a termination of employment in connection with a “change in control” (as defined in the Employment Agreements), Messrs. Reading, Hendrickson, Reeve, and Williams, as applicable, will be entitled to (A) a change of control benefit of $500,000 for Mr. Reading and $283,333 for Messrs. Hendrickson, Reeve, and Williams, and (B) the immediate acceleration of vesting for all outstanding equity incentive awards held by such individual. The employment agreement also provides for certain non-competition and non-solicitation covenants that extend up to two years after termination of employment.
Messrs. Reading, Hendrickson, Reeve, and Williams’ employment agreements may each be terminated by the Company prior to the expiration of their term. See “Executive Compensation — Post Termination/Change-in-Control Benefits” below for a detailed discussion of the termination and change in control provisions contained in these agreements.
Mr. McDowell’s employment agreement, which contained many of these same provisions, terminated as of August 31, 2021 in connection with his retirement from the Company.
We do not have any executive retention and severance arrangements or change in control agreements with our Named Executive Officers.
Compensation of Named Executive Officers
Mr. Reading joined our Company in November 2003 as Chief Operating Officer and, effective November 1, 2004, was promoted to President and Chief Executive Officer. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Reading’s annual base salary is subject to adjustment by the Compensation Committee. For the last three years, his annual base salary was $770,000 (during 2019), $800,000 (during 2020), $900,000 (during 2021) and further increased to $927,000 effective as of January 1, 2022. During each of 2019, 2020 and 2021, Mr. Reading participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. Reading (i) was paid a cash bonus of $524,397 and was granted 14,380 shares of restricted stock for 2019, and (ii) was paid a cash bonus of $750,000 and was granted 11,200 shares of restricted stock for 2020. As previously disclosed, for 2021, Mr. Reading was paid a cash bonus of $1,125,000 on March 14, 2022 and was granted 20,000 shares of restricted stock on March 11, 2022.
Mr. Reeve joined our Company in March 2018 as Chief Operating Officer–East. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Reeve’s annual base salary is subject to adjustment by the Compensation Committee. Mr. Reeve’s annual base salary was $470,000 (during 2019), $540,000 (during 2020), $567,000 (during 2021) and was further increased to $584,000 effective as of January 1, 2022. During each of 2019, 2020 and 2021, Mr. Reeve participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. Reeve (i) was paid a cash bonus of $321,785 and was granted 7,041 shares of restricted stock for 2019, and (ii) was paid a cash bonus of $445,000 and was granted 5,600 shares of restricted stock for 2020. As previously disclosed, for 2021, Mr. Reeve was paid a cash bonus of $708,750 on March 14, 2022 and was granted 10,000 shares of restricted stock on March 11, 2022.
Mr. Hendrickson joined our Company on November 9, 2020 as Chief Financial Officer. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Hendrickson’s annual base salary is subject to adjustment by the Compensation Committee. Mr. Hendrickson’s annual base salary was $450,000 at the start of his employment through the end of 2021, and was increased to $463,000 effective as of January 1, 2022. Mr. Hendrickson was granted 3,688 shares of restricted stock on November 16, 2020, vesting in 15 equal quarterly increments of 230 shares each starting as of January 1, 2021 and the final 238 shares on October 1, 2024 and was paid a cash bonus of $25,000 on March 10, 2021. During 2021, Mr. Hendrickson participated in the executive incentive plan specific to such year. As previously disclosed, for 2021, Mr. Hendrickson was paid a cash bonus of $450,000 on March 14, 2022 and was granted 7,500 shares of restricted stock on March 11, 2022.
Mr. Williams joined our Company on July 1, 2021 as Chief Operating Officer - East. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Williams’ annual base salary is subject to adjustment by the Compensation Committee. Mr. Williams’ annual base salary was $450,000 at the start of his employment and was increased to $467,010 effective as of January 1, 2022. Mr. Williams was granted 4,454 shares of restricted stock on August 16, 2021, vesting in 15 equal quarterly increments of 278 shares starting as of October 1, 2021 and the final 284 shares on July 1, 2025. For 2021, Mr. Williams was paid a cash bonus of $225,000 on March 14, 2022 and was granted 5,000 shares of restricted stock on March 11, 2022.
Mr. McDowell joined our Company in October 2003 as Vice President of Operations and retired as Chief Operating Officer - West (and terminated his Employment Agreement) as of August 31, 2021. For the last three years, Mr. McDowell’s annual base salary was $500,000 (during 2019), $510,000 (during 2020), and $536,000 for 2021. During each of 2019 and 2020, Mr. McDowell participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. McDowell (i) was paid a cash bonus of $301,276 and was granted 6,078 shares of restricted stock for 2019, (ii) was paid a cash bonus of $430,000 and was granted 5,600 shares of restricted stock for 2020. In connection with his retirement as the Company’s Chief Operating Officer - West, the Compensation Committee of the Board of Directors, in its discretion, accelerated the vesting on all of Mr. McDowell’s 13,867 shares of unvested restricted stock, effective as of August 31, 2021. In making the decision to accelerate the vesting on Mr. McDowell’s unvested restricted shares, the Compensation Committee considered a number of factors, including Mr. McDowell’s agreement to an orderly retirement and succession plan and his many years of dedicated service to the Company as its Chief Operating Officer.
Compensation Deductibility Policy
Under Section 162(m) of the Code and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly-traded corporation to its chief executive officer and the four other most highly compensated officers.

Executive Compensation
Summary Compensation Table
The following table sets forth the compensation paid or accrued for services rendered in all capacities on behalf of the Company during 2021, 2020 and 2019 to Messrs. Reading, Hendrickson, McDowell, Reeve and Williams who are the Company’s only named executive officers employed during 2021.
Summary Compensation Table For the Fiscal Years Ended December 31, 2021, 2020 and 2019
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation(3) ($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation(4) ($)	Total ($)
Christopher J. Reading Chief Executive Officer	2021	896,154	—	2,120,100		1,125,000		2,322	4,143,576
	2020	675,769(5)	350,000	1,533,056		400,000		2,322	2,961,147
	2019	768,846	—	1,556,370		524,397		2,322	2,851,935
Carey P. Hendrickson Chief Financial Officer	2021	450,000	—	795,038		450,000		2,322	1,697,359
	2020	51,923	25,000	403,430		—		—	480,353
Glenn D. McDowell Former Chief Operating Officer - West	2021	374,200	—	—		—		2,605	376,804
	2020	440,961(5)	175,000	766,528		255,000		3,564	1,641,053
	2019	499,231	—	659,890		301,276		3,564	1,463,961
Graham D. Reeve Chief Operating Officer - East	2021	565,961	—	1,060,050		708,750		2,322	2,337,083
	2020	464,615(5)	175,000	766,528		270,000		2,322	1,678,465
	2019	469,231	—	759,462		321,785		2,322	1,552,800
Eric J. Williams Chief Operating Officer - West	2021	211,154	225,000	971,069		—		893	1,408,116
(1)
Mr. Williams did not participate in the 2021 Executive Incentive Plan, however at the Board’s discretion, he was granted a bonus of $225,000 which was paid on March 14, 2022. In 2021, the Compensation Committee also considered the award of additional discretionary cash bonus and restricted stock awards to the Messrs. Reading, McDowell and Reeve, based on their performance during 2020 in managing the Company through the challenges arising from the COVID-19 pandemic. The Committee members acknowledged that the objective criteria of the Objective Cash Bonus Plan and the Objective Long-Term Incentive Plan were established prior to any knowledge or awareness of the COVID – 19 pandemic and its resulting impact on the Company performance. The Committee further determined that the Named Executive Officers were successful in implementing difficult operational decisions, keeping patients and employees safe, and managing the business in a manner that enabled the Company to regain its footing and lead the organization back to normalcy by the end of 2020, from both a financial performance and a patient care perspective. The Committee determined that the performance of the Named Executive Officers significantly benefitted patients, employees and stockholders. As a result, in its discretion, the Committee made the following additional awards: Mr. Reading – $350,000 in cash; Mr. McDowell - $175,000 in cash; and Mr. Reeve - $175,000 in cash and the additional supplemental discretionary awards noted in footnote 2 below. The cash awards were paid on March 10, 2021. In addition, the Committee granted Mr. Hendrickson a bonus of $25,000.

(2)
For 2021 stock awards were granted in accordance with the 2021 Executive Incentive Plan as restricted stock under the terms of the Amended 2003 Plan as follows: Mr. Reading was awarded 20,000 shares, (10,000 shares pursuant to the Objective Long Term Incentive Plan and 10,000 pursuant to the Discretionary Long Term Incentive Plan). Mr. Hendrickson was awarded 7,500 shares, (3,750 shares pursuant to the Objective Long Term Incentive Plan and 3,750 pursuant to the Discretionary Long Term Incentive Plan). Mr. Reeve was awarded 10,000 shares (5,000 shares pursuant to the Objective Long Term Incentive Plan and 5,000 pursuant to the Discretionary Long Term Incentive Plan). For 2020, stock awards were granted in accordance with the 2020 Executive Incentive Plan as restricted stock under the terms of the Stock Incentive Plan as follows: Mr. Reading was awarded 11,200 shares, (8,800 shares pursuant to the Discretionary Long Term Incentive Plan and an additional 2,400 shares as an additional supplemental discretionary award), Mr. McDowell was awarded 5,600 shares (4,400 shares pursuant to the Discretionary Long Term Incentive Plan and an additional 1,200 shares as an additional supplemental discretionary award) and Mr. Reeve was awarded 5,600 shares (4,400 shares pursuant to the Discretionary Long Term Incentive Plan and an additional 1,200 shares as an additional supplemental discretionary award). Mr. Hendrickson was granted 3,688 shares of restricted stock in November 2020 pursuant to his employment agreement. For 2019, stock awards were granted in accordance with the 2019 Executive Incentive Plan as restricted stock under the terms of the Stock Incentive Plan as follows: Mr. Reading was awarded 14,380 shares,, Mr. McDowell was awarded 6,078 shares and Mr. Reeve was awarded 7,014 shares. Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 which amounted to a weighted average (for each individual) in the range of $94.56 to 117.45 for 2021, $109.39 to $136.88 per share for 2020and $108.23 to $108.57 per share for 2019 Assumptions used in the calculation of these amounts are included in “Note 14 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in Item 8 of the Form 10-K.

(3)
For 2021, the amounts represent the cash bonuses earned under the 2021 Executive Incentive Plan and paid in March 2022. For 2020, the amounts represent the cash bonuses earned under the 2020 Executive Incentive Plan and paid in March 2021. For 2019, the amounts represent the cash bonuses earned under the 2019 Executive Incentive Plan and paid in March 2020. See “Compensation Discussion and Analysis — Annual Cash Incentive Compensation” herein for further details.
(4)	Represents the value of life insurance premiums for life insurance coverage provided to the Named Executive Officers.
(5)	During 2020, Messrs. Reading, Reeve and McDowell voluntarily reduced their respective base salaries for a period of time, due to the impact of the COVID-19 pandemic.
Grants of Plan-Based Awards
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) :			Estimated Possible Payouts Under Equity Incentive Plan Awards(1) :			Grant Date Fair Value of Stock Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J.Reading	3/17/2021	$—	$1,125,000	$1,125,000	—	20,000	20,000	$2,349,000
Carey Hendrickson	3/17/2021	$—	$450,000	$450,000	—	7,500	7,500	$880,875
Glenn D. McDowell	3/17/2021	$—	$670,000	$670,000		10,000	10,000	$1,174,500
Graham D. Reeve	3/17/2021	$—	$708,750	$708,750	—	10,000	10,000	$1,174,500
(1)
Possible payments and equity grants under the 2021 Executive Incentive Plan. Under the non-equity incentive plan, Mssrs. Reading, McDowell and Reeve were intitled to earn 75% of their respective annual base salary and Mr. Hendrickson 60% of his annual base salary based on the Company achieving after-tax operating results of $30,444,797 to $33,310,273 or more. Mssrs. Reading, McDowell and Reeve were also entitled to earn 50% of their respective annual base salary and Mr. Hendrickson 40% of his annual base salary at the discretion of the Compensation Committee based on establish subjective criteria. For equity incentive plans, each of the above were entitled to 50% of their respective number of shares detailed above based on achieving after-tax operating results of $30,444,797 to $32,328,225 or more and 50% of their respective number of shares at the discretion of the Compensation Committee based on established subjective criteria. For a more detailed discussion see the above “Annual Cash Incentive Compensation” section. Also, see the Summary Compensation Table above for actual amounts earned for 2021. The cash earned was paid on March 14, 2022 and the shares of restricted stock were granted on March 11, 2022.

(2)
Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 which amounted to $117.45 per share. See “Note 14 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in Item 8 of the Form 10-K for a description of the valuations and a description of the equity plans.

Mr. McDowell was part of the aforementioned plan but was not employed on December 31, 2021 and therefore did not receive any awards pursuant to the 2021 Executive Incentive Plan.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
See “Employment and Consulting Agreements” above and “Post-Termination/Change-in-Control Benefits” below for the material terms of our employment agreements with our Named Executive Officers. See “Compensation Discussion and Analysis” above for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table above and Grants of Plan-Based Awards table paid to the Named Executive Officers above for narrative disclosure with respect to those tables.

Outstanding Equity Awards at Fiscal Year-End
The following table shows outstanding awards of shares of restricted common stock that have not vested as of December 31, 2021 for each Named Executive Officer. The table does not include the grants of restricted stock made in 2022. There are no outstanding stock option awards for the Named Executive Officers as of December 31, 2021.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Christopher J. Reading	24,852(2)	$2,374,609
Carey Hendrickson	2,768(3)	$264,482
Graham D. Reeve	12,217(4)	$1,167,334
Eric Williams	4,176(5)	$399,017
(1)	Calculated based on the closing market price of our common stock on December 31, 2021 of $95.55 per share.
(2)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2022	4,141	1/1/2023	2,879	1/1/2024	1,610	1/1/2025	700
4/1/2022	2,876	4/1/2023	1,598	4/1/2024	700
7/1/2022	2,876	7/1/2023	1,598	7/1/2024	700
10/1/2022	2,876	10/1/2023	1,598	10/1/2024	700
(3)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2022	230	1/1/2023	230	1/1/2024	230
4/1/2022	230	4/1/2023	230	4/1/2024	230
7/1/2022	230	7/1/2023	230	7/1/2024	230
10/1/2022	230	10/1/2023	230	10/1/2024	238
(4)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2022	1,912	1/1/2023	1,448	1/1/2024	794	1/1/2025	350
4/1/2022	1,433	4/1/2023	788	4/1/2024	350
7/1/2022	1,433	7/1/2023	788	7/1/2024	350
10/1/2022	1,433	10/1/2023	788	10/1/2024	350
(5)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2022	278	1/1/2023	278	1/1/2024	278	1/1/2025	278
4/1/2022	278	4/1/2023	278	4/1/2024	278	4/1/2025	278
7/1/2022	278	7/1/2023	278	7/1/2024	278	7/1/2025	284
10/1/2022	278	10/1/2023	278	10/1/2024	278

Stock Vested Table
The following table shows the number of shares of our common stock acquired by the Named Executive Officers during 2021 upon the “vesting” of restricted stock (“vesting” refers to lapse of restrictions). As of December 31, 2021, there were no outstanding stock options for the Named Executive Officers.
	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on Vesting(1)
Christopher J. Reading	16,899	$1,950,734
Carey Hendrickson	920	$106,111
Glenn D. McDowell(2)	20,069	$2,351,778
Graham Reeve	7,286	$838,630
Eric Williams	278	$31,011
(1)
The value realized on vesting is computed by multiplying the number of shares by stock by the market value of the underlying shares on the vesting date. The closing price of the stock is used as the market value.

(2)
In connection with his retirement on August 31, 2021, the Compensation Committee of the Board of Directors, in its discretion, accelerated the vesting on all of Mr. McDowell’s 13,867 shares of unvested restricted stock, effective as his retirement. The closing price on the day of acceleration was $117.40 per share.

Pay Ratio
The Company analyzed the annual total compensation for all its employees and the employees of its consolidated subsidiaries (including part-time, “on-call”, and full-time employees as per SEC rules), other than our CEO, in order to identify the employee with the median annual total compensation. In making this determination, the Company examined only payroll records of individuals who were employed by the Company or one of its consolidated subsidiaries on December 31, 2021. No cost-of-living adjustments were made to any such employee’s compensation, but the Company did annualize the compensation of individuals who commenced employment after January 1, 2021. After the median compensated employee was identified, that employee’s annual total compensation for fiscal year 2021 was determined in the same manner as if such individual was a named executive officer for 2021 whose compensation was required to be determined in accordance with SEC rules and reported in our “Summary Compensation Table” on page 26. Based on the foregoing, the annual total compensation of such employee, as determined in accordance with SEC rules, was $40,757. As provided in our Summary Compensation Table, the annual total compensation for our CEO for the 2021 fiscal year was $4,143,576, which was 101.7 to 1.0 times the annual total compensation of our median compensated employee for the 2021 fiscal year.
The above figures were reported in accordance with SEC rules. However, the Company believes that a more accurate disclosure would exclude part-time and “on-call” employees, many of whom have no set work schedule and work only on an as-needed basis, which may only be a few times a year. If these part time and “on-call” employees were excluded from the determination of our median compensated employee for the 2021 fiscal year, the total annual compensation of our median compensated employee would be $48,718, resulting in a ratio of the annual total compensation of our CEO to such employee of 85.1 to 1.0.
Because a significant amount of our CEO’s compensation for 2021 was in the form of equity compensation, and only a very small number of our employees receive equity compensation, we thought it would be helpful to our stockholders to see how the above ratios are impacted by excluding equity compensation. Excluding equity compensation, the annual total compensation of our median compensated employee remains unchanged and the annual total compensation for our Chief Executive Officer would be $2,023,476, resulting in a ratio of 49.6 to1.0 if part-time and “on-call” employees are included and a ratio of 41.5 to 1.0 if part-time and “on-call” employees are not included.
Post Termination/Change-in-Control Benefits
Each of the Employment Agreements of the Named Executive Officers may be terminated by the Company prior to the expiration of their respective terms for cause or without cause, and due to the death or disability of the Executive Officer, as well as by the Executive Officer for good reason or based a disability. In the event of (A) an involuntary termination by the Company without “cause” (as defined in each of the Employment Agreements) or

(B) a voluntary termination by the Executive Officer for “good reason” (as defined in each of the Employment Agreements), the affected Executive Officer is entitled to receive (1) salary continuation for two years, based on his base compensation then in effect, (2) the greater of: (a) the bonus paid or payable to the Executive Officer with respect to the last fiscal year completed prior to such termination, or (b) the average of the bonuses paid to the Executive Officer over the last three fiscal years of employment ending with the last fiscal year prior to such termination, (3) the Executive Officer’s accrued but unused vacation days, (4) an immediate acceleration of vesting for all outstanding equity incentive awards, and (5) medical insurance benefits currently in effect for the twenty-four months following such termination. If an Employment Agreement is terminated based on a qualified disability (as described in the Employment Agreements), the terminated Executive Officer is entitled to receive a lump-sum payment equal to two times such Executive Officer’s base compensation then in effect, as well as an immediate acceleration of vesting for all outstanding equity incentive awards. If an Employment Agreement is terminated based on the death of an Executive Officer, the Executive Officers’ estate (or his heirs) will receive a lump-sum payment equal to such Executive Officers base compensation then in effect, and all outstanding equity incentive awards held by such Executive Officer shall immediately vest. Finally, in the event of a termination of employment in connection with a “change in control” (as defined in the Employment Agreements), Messrs. Reading, Reeve, Williams and Hendrickson, as applicable, will be entitled to (A) a change of control benefit of $500,000 for Mr. Reading and $283,333 for Mr. Reeve, Williams and Mr. Hendrickson, and (B) the immediate acceleration of vesting for all outstanding equity incentive awards held by them.
The amount of compensation payable to each Named Executive Officer under the agreements is detailed in the tables below:
Christopher Reading, President and Chief Executive Officer
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$1,800,000	$1,800,000	$1,800,000
Annual Cash Incentive(3)	—	1,125,000	1,125,000	1,125,000
Change of Control Benefit(4)	—	—	—	500,000
Restricted Stock (Unvested and (Accelerated)(5)	—	2,374,609	2,374,609	2,374,609
Benefits and Perquisities
Health and Dental Coverage(6)	—	27,596	27,596	27,596
Total	$—	$5,327,205	$5,327,205	$5,827,205
Carey Hendrickson,
Chief Financial Officer
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$900,000	$900,000	$900,000
Annual Cash Incentive(3)	—	450,000	450,000	450,000
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	264,482	264,482	264,482
Benefits and Perquisities
Health and Dental Coverage(6)	—	14,324	14,324	14,324
Total	$—	$1,628,806	$1,628,806	$1,912,139

Graham Reeve,
Chief Operating Officer – West
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$1,134,000	$1,134,000	$1,134,000
Annual Cash Incentive(3)	—	708,750	708,750	708,750
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	1,167,334	1,167,334	1,167,334
Benefits and Perquisities
Health and Dental Coverage(6)	—	19,246	19,246	19,246
Total	$—	$3,029,330	$3,029,330	$3,312,663
Eric Williams,
Chief Operating Officer – East
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$900,000	$900,000	$900,000
Annual Cash Incentive(3)	—	225,000	225,000	225,000
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	399,017	399,017	399,017
Benefits and Perquisities
Health and Dental Coverage(6)	—	14,324	14,324	14,324
Total	$—	$1,538,341	$1,538,341	$1,821,674
(1)
For purposes of this analysis, we assumed the price per share of our common stock on the date of termination is $95.55 (the closing price on December 31, 2021) and that the executive’s base salary (as in effect on January 1, 2020) is as follows: Mr. Reading — $900,000; Mr. Hendrickson — $450,000; Mr. Reeve — $567,000; and Mr. Williams — $450,000.

(2)	Severance is calculated using two times the base salary as in effect on January 1, 2021 as noted in Footnote 1 above.
(3)
Annual cash incentive is based on the greater of (i) the bonus paid or payable to the executive with respect to last fiscal year of the Company completed prior to termination or (ii) the average of the bonuses paid to the executive over the three fiscal years of the Company ending with the last fiscal year completed prior to the termination.

(4)	Based on amounts stipulated in the respective employment agreements. To be paid, there must be a Change of Control and Termination Event as described in each respective agreement.
(5)
Pursuant to the Restricted Stock Agreement (entered into prior to January 1, 2020) for each executive, all restrictions and conditions on shares of restricted stock will be deemed satisfied and shares will be fully vested upon a “Change in Control”. With respect to Restricted Stock Agreements for each executive that was entered into during 2020 and 2021, all restrictions and conditions on shares of restricted stock awarded under such agreements will be deemed satisfied and shares will be fully vested upon a Termination Event in connection with a “Change in Control” (i.e., a “double-trigger” benefit). Shares of restricted stock pursuant to agreements entered into during 2022 are not included as the restricted stock was not outstanding as of December 31, 2021.

(6)	Calculated for 24 months after termination which for this calculation is December 31, 2021.

COMPENSATION COMMITTEE REPORT
The Compensation Committee was composed of three independent directors during 2021. It acts under a written charter adopted by the Board. The primary function of the Compensation Committee is to determine the compensation for our executive officers, administer incentive stock plans and recommend to the Board the compensation to be paid to our non-employee directors. The committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth herein. Based on its review, the related discussions and such other matters deemed relevant and appropriate by the committee, the committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the 2021 Annual Meeting of Stockholders.
Respectfully submitted,

The Compensation Committee
Harry S. Chapman, Chairman
Kathleen Gilmartin
Edward L. Kuntz
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Messrs. Chapman (Chairman) and Kuntz and Ms. Gilmartin. None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and none of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had an executive officer who served as a member of our Board of Directors or Compensation Committee during 2021.
Certain Relationships and Related Transactions
The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions. There were no such transactions during 2021.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.
To our knowledge, based solely on a review of the copies of those forms furnished to the Company and written representations from the executive officers and directors, we believe that during 2021 all other Section 16(a) filing requirements applicable to our directors and officers were complied with on a timely basis.

PROPOSAL 2. — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Regulation 14A of the Exchange Act requires that we include in our annual Proxy Statement at least once every three years a non-binding stockholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “Say-on-Pay”). In 2011, we adopted a policy to hold an advisory vote on executive compensation each year. While the holders of a majority of our common stock voted to approve the compensation of our Named Executive Officers in 2019, we believed it was necessary to make changes to certain aspects of our executive compensation benefits based on stockholder feedback. In 2019, we reached out to many of our larger stockholders, and also received feedback from Institutional Shareholder Services (“ISS”), a proxy advisory firm, with regard to compensation of our Named Executive Officers. The principal item addressed by ISS related to the “single-trigger” benefit provided to the executive officers in the event of a change of control transaction involving the Company. To address these concerns, (i) the Company amended and restated the employment agreements with its executive officers to modify the change in control payment benefit to a “double-trigger” benefit, such that the payment becomes due only if there is both a change in control and a termination event involving the particular executive officer, and (ii) the Compensation Committee approved a new form of restricted stock agreement for future restricted stock grants to its executive officers which modifies the single-trigger provision that accelerates unvested restricted stock upon on a change of control, such that the revised provision provides for acceleration of vesting on such newly granted unvested stock only upon a “double-trigger” (i.e., both a change of control and a termination event). In 2020 and 2021, our stockholders overwhelmingly approved the compensation of our Named Executive Officers, as 91% and 94%, respectively, of our common stock was voted was in favor of approving the compensation of our Named Executive Officers. We will continue to solicit and consider stockholder feedback relating to corporate governance and executive compensation.
We encourage stockholders to review the Compensation Discussion and Analysis on pages 17 through 31 in this Proxy Statement.
The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement.”
Your vote will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.
Properly executed but unmarked proxies will be voted FOR approval of the compensation of the Named Executive Officers. Under current regulations, a broker is prohibited from voting for this proposal without receiving instructions from you. The Board of Directors believes that approving the compensation of the Named Executive Officers is in the best interest of the Company. The approval of the compensation of the Named Executive Officers will require the affirmative vote of holders of a majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 — APPROVAL OF THE AMENDMENT TO THE STOCK INCENTIVE PLAN
Background
The Company has two equity-based plans: the 1999 Stock Option Plan and the Stock Incentive Plan.
The 1999 Stock Option Plan permits the Company to grant to non-employee directors and employees of the Company up to 600,000 non-qualified options to purchase shares of common stock and restricted stock (subject to proportionate adjustments in the event of stock dividends, splits, and similar corporate transactions). The 1999 Stock Option Plan was approved by the stockholders of the Company at the 2008 Stockholders Meeting on May 20, 2008.
In addition to the 1999 Stock Option Plan, the Company has the Stock Incentive Plan, which as amended is described below.
The purposes of our incentive stock plans are to provide an incentive for eligible individuals to remain in the employ or service of the Company or its affiliates, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company and to aid the Company in attracting able persons to serve the Company and its affiliates.
The following table includes a cumulative summary of stock options and restricted stock as of March 31, 2022 (inclusive of the proposed 500,000 shares of additional shares in the Stock Incentive Plan):
	Authorized	Restricted Stock Issued	Outstanding Stock Options	Stock Options Exercised	Stock Options Exercisable	Shares Available for Grant
Equity Plans
Amended 1999 Plan	600,000	416,402	—	139,791	—	7,775
Amended 2003 Plan	2,600,000	1,186,990	—	778,300	—	584,869
	3,200,000	1,603,392	—	918,091	—	592,644
Proposed Amendment to the Stock Incentive Plan
The Stock Incentive Plan provides for awards of stock options and restricted stock and was approved by stockholders on May 25, 2004, again on May 19, 2013 when the Stock Incentive Plan was amended and approved by stockholders and then again on May 17, 2016 when the Stock Incentive Plan was amended and approved by stockholders. If approved, the Stock Incentive Plan will be amended to (i) increase the number of shares authorized for issuance from 2,100,000 to 2,600,000, (ii) extend the term of the Stock Incentive Plan to March 1, 2032, (iii) modify the period after cessation of employment for which options may be exercised from 90 days to three months, (iv) clarify that the performance based compensation requirements of Section 162(m) of the Code do not apply to awards granted after the effective date of the amended Stock Incentive Plan, (v) clarify the intent of the Company to comply with Section 409A of the Code for any changes in awards, and (vi) clarify the withholding of the maximum amount of shares for taxes as permitted under applicable accounting rules. A copy of the First Amendment to the Stock Incentive Plan is included as Appendix A to this proxy statement.
As of March 31, 2022, there are 592,644 shares available for grant under the 1999 Stock Option Plan and the Stock Incentive Plan combined (inclusive of the 500,000 share increase subject to approval of the Company’s shareholders). The proposed share increase will ensure that sufficient reserved common stock is available under the Stock Incentive Plan to be able to attract, retain and motivate the best available talent essential to our long-term growth and success. The proposed extension of the term of the Plan from March 25, 2026 to March 1, 2032 will ensure that the Stock Incentive Plan is available to the Company to accomplish its intended goal. The other changes are to bring the Stock Incentive Plan in line with what the Company believes to be best practices.
The grant of incentive awards under the Stock Incentive Plan to employees, including the Named Executive Officers, consultants and non-employee directors is subject to the discretion of the Compensation Committee. As of the date of this Proxy Statement, there has been no determination by the Compensation Committee with respect to future awards under the Stock Incentive Plan. Accordingly, future awards to employees, including the Named Executive Officers, consultants and non-employee directors are not determinable. During the three months ended March 31, 2022, there were 80,600 shares granted as restricted stock with quarterly and annual vesting through March 2026 at a weighted average fair value per share of $99.74 (inclusive of 18,750 shares granted pursuant to the 2021 Executive Incentive Plan which had a fair value per share based on the date the plan was approved by the

Compensation Committee of $117.45). On March 31, 2022, there were 162,308 shares outstanding for which restrictions had not lapsed. The restrictions will lapse in 2022 through March 2026. The remaining $16.2 million of compensation expense as of March 31, 2022 related to the 162,308 shares will be recognized from April 2022 through February 2026.
Description of the Stock Incentive Plan
The principal provisions of the Stock Incentive Plan, as amended, are summarized below. Such summary does not, however, purport to be complete and is qualified in its entirety by the terms of the Stock Incentive Plan.
Eligibility and Types of Awards. The Stock Incentive Plan provides for the grant of options that are intended to qualify as Non-qualified Options as well as “incentive stock options” (“Incentive Options” and together with Non-Qualified Options (“Options”)) under Section 422 of the Code, Purchased Stock, Bonus Stock, Stock Appreciation Rights, Phantom Shares, Restricted Stock, Other Stock-Based Awards and Other Performance-Based Awards (payable in stock or cash). The Stock Incentive Plan is administered by the Compensation Committee, which is appointed by the Board of Directors. The compensation committee, with input from executive management, selects the employees, consultants and non-employee directors (“Participants”) of the Company and its affiliates to whom options are granted. The current members of the Compensation Committee are Messrs. Chapman (Chairman), Harris, Kuntz and Trier.
Amendment and Termination. The Board may amend, suspend or terminate the Stock Incentive Plan at any time; provided, however, any amendment of the Stock Incentive Plan which (a) except as provided in Section 1.2 or 12.10 of the Stock Incentive Plan, increases the maximum number of shares of stock which may be issued under the Stock Incentive Plan, (b) materially modifies the requirements as to eligibility for participation in the Stock Incentive Plan, or (c) materially increases benefits under the Stock Incentive Plan, shall be subject to Company stockholder approval. In addition, except as otherwise provided in the plan, no such amendment will be made without the consent of the holder of an Award to terminate such Award or adversely affect such person’s rights with respect to such Award.
Shares Subject to the Stock Incentive Plan. The aggregate number of shares of our common stock, $.01 par value per share (“Common Stock”), that may be issued under the Stock Incentive Plan for Awards that are granted wholly or partially or by reference to Common Stock (including Options and Incentive Options that may be exercised for or settled in Common Stock) shall not exceed 2,600,000; of this amount 2,600,000 shares of Common Stock reserved under this Stock Incentive Plan shall be available for any one of the types of Awards available under the Stock Incentive Plan, including Non-Qualified Options, Incentive Options, Purchased Stock, Bonus Stock, Stock Appreciation Rights, Phantom Stock or Other Stock or Performance-Based Awards. Notwithstanding the above, however, in the event that at any time after the Effective Date, the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Stock Incentive Plan shall be ratably adjusted by the compensation committee, whose determination shall be final and binding upon the Company and all other interested persons. In the event the number of shares to be delivered upon the exercise or payment of any Award granted under the Stock Incentive Plan is reduced or not issued for any reason whatsoever or in the event any Award granted under the Stock Incentive Plan can no longer under any circumstances be exercised or paid, including but not limited to, Awards that are terminated, forfeited, expired, settled in cash or withheld for taxes or withheld for the purchase price, the number of shares no longer subject to such Award shall thereupon be released from such Award and shall thereafter be available under the Stock Incentive Plan for the grant of additional Awards.
The maximum aggregate number of shares of Common Stock (including, but not limited to, Non-Qualified Options, Incentive Options, Restricted Stock, or Other Stock-Based Awards paid out in shares of Common Stock) that may be granted in any calendar year pursuant to any award held by any individual or employee is 100,000 shares. The maximum aggregate cash payout (including Other Stock-Based Awards paid out in cash) with respect to cash Awards granted in any calendar year which may be made to any individual or employee is One Million Dollars ($1,000,000). The term or restricted period of each Award that is an Option, Stock Appreciation Right, Phantom Stock or Restricted Stock shall be for such period as may be determined by the compensation committee; provided that in no event shall the term of any such Award exceed a period of ten years (or such shorter terms as may be required in respect of an Incentive Option under Section 422 of the Code). Any issuance of Company stock pursuant to the exercise of an Option or payment of any other Award under the Stock Incentive Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of the purchase price, (if applicable) or of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company.
Term of the Stock Incentive Plan. If not sooner terminated by the Board, the Stock Incentive Plan shall terminate upon, and no further Awards shall be made, as of March 1, 2032.
Description of Awards.
Non-qualified Options. Non-qualified stock options granted under the Stock Incentive Plan may be granted to employees, consultants or non-employee directors of the Company or a corporate subsidiary and at a per share exercise price of not less than the fair market value (also referred to as “FMV”) of a share of Company common stock on the date of grant. The Compensation Committee determines which eligible individuals receive options and how many are issued. No non-qualified option may be granted more than 10 years after the effective date of the Stock Incentive Plan. Payment for shares purchased under the Stock Incentive Plan may be made either in cash or cash equivalents or by tendering to the Company shares of common stock owned by the person for more than six months having an aggregate fair market value equal to or less than the total option price plus cash for any difference, as determined in the discretion of the Compensation Committee. The Compensation Committee may, in its sole discretion, also permit payment of a purchase price or withholding of taxes by the withholding of shares of Common Stock to be purchased. Unless otherwise provided in the Award agreement, non-qualified option grants shall not be exercisable more than six months after the optionee ceases employment for any reason other than death or disability, or more than one year after the optionee ceases employment due to death or disability.
Incentive Options. Incentive Options are subject to the terms above under the caption “Non-qualified Options.” Additionally, Incentive Options (those intended to qualify for special tax treatment under the Code) granted under the Stock Incentive Plan may be granted only to employees of the Company or a company parent or subsidiary and at a per share exercise price of not less than 100% of the fair market value per share of Common Stock on the date of grant. Notwithstanding any contrary provision in the Stock Incentive Plan, to the extent that the aggregate FMV (determined as of the time the Incentive Option is granted) of the shares of Common Stock with respect to which Incentive Options are exercisable for the first time by any optionee during any single calendar year (under the Stock Incentive Plan and any other stock option plans of the Company and its Subsidiaries or Parent) exceeds the sum of $100,000, such Incentive Option shall be treated as a Non-Qualified Stock Option to the extent in excess of the $100,000 limit, and not an Incentive Option, but all other terms and provisions of such Option shall remain unchanged. No person may be granted an Incentive Option if, at the time of the grant, such person owns, directly or indirectly, more than 10% of the total combined voting power of the Company or of any affiliate unless the option price is at least 110% of the fair market value of the Common Stock on the date of grant of the option and the exercise period of such incentive option is by its terms limited to five years from the option grant date. No Incentive Option shall be exercisable more than three months after the optionee ceases to be an employee for any reason other than death or disability, or more than one year after the optionee ceases to be an employee due to death or disability.
Purchased Stock. The Compensation Committee shall have the authority to sell shares of Common Stock to Participants as may be selected by it, on such terms and conditions as it may establish. Each issuance of Common Stock under the Stock Incentive Plan shall be evidenced by an agreement. The price per share of common stock to be purchased by a participant shall not be less than the FMV Per Share at the time of purchase. Payment of the purchase price of Purchased Stock under the Stock Incentive Plan shall be made in full in cash.
Bonus Stock. The Compensation Committee may grant shares of Bonus Stock to Participants. Bonus Stock shall be shares of Common Stock that are not subject to a restricted period.
Stock Appreciation Rights. The Compensation Committee is authorized to grant Stock Appreciation Rights to Participants. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise, the excess of the fair market value per share on the date of exercise over the grant price of the Stock Appreciation Right as determined by the compensation committee. The Stock Appreciation Right shall be granted with an exercise price equal to fair market value per share on the date of grant. A Stock Appreciation Right granted in connection with an option shall entitle a participant, upon exercise, to surrender that option or any portion thereof, to the extent unexercised, and to receive payment of an amount computed pursuant to the preceding sentence. That option shall then cease to be exercisable to the extent surrendered. A Stock Appreciation Right granted in connection with an option shall be exercisable only at such time or times and only to the extent that the related option is exercisable and shall not be transferable (other than by will or the laws of descent and distribution) except to the extent that the related option is transferable. A Stock Appreciation Right granted independent of an option shall be exercisable as determined by the Compensation Committee and set forth in the Award Agreement governing the Stock Appreciation Right. The Compensation Committee shall determine at the date of grant the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right as provided in the Award Agreement.
Phantom Stock. The Compensation Committee is authorized to grant Phantom Stock Awards to Participants, which are rights to receive cash equal to the fair market value of a specified number of shares of Common Stock at the end of a specified deferral period. Satisfaction of a Phantom Stock Award occurs upon expiration of the deferral period specified for such Phantom Stock Award Agreement by the Compensation Committee or, if permitted by the Compensation Committee, as elected by the Participant. In addition, Phantom Stock Awards are subject to such restrictions as the Compensation Committee may impose. These restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, installments or otherwise, as the Compensation Committee determines in the award Agreement. Except as otherwise determined by the Compensation Committee or as set forth in any Award, employment or other agreement pertaining to a Phantom Stock Award, upon termination of employment or services during the applicable deferral period or portion thereof to which forfeiture conditions apply, all Phantom Stock Awards that are at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Compensation Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Phantom Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Compensation Committee may in other cases waive in whole or in part the forfeiture of Phantom Stock Awards. To the extent the Compensation Committee determines that any award granted shall constitute Performance-Based Compensation for purposes of Section 162(m) of the Code, the grant or settlement of the award shall, in the Compensation Committee’s discretion, be subject to the achievement of performance goals. Also, these Awards may be subject to Code Section 409A as described below.
Restricted Stock. Participants are eligible for grants of Restricted Stock. Restricted Stock is subject to such restrictions on transfer by the Participant and repurchase by the Company as the Compensation Committee, in its sole discretion, shall determine. Prior to the lapse of such restrictions the Participant shall not be permitted to transfer such shares. The Company shall have the right to repurchase or recover such shares for the amount of cash paid, if any, if the Participant shall terminate employment from or services to the Company prior to the lapse of such restrictions or the Restricted Stock is forfeited by the Participant pursuant to the terms of the Award. Unless the Award specifically provides otherwise, all Restricted Stock not otherwise vested shall vest upon termination of an employee or consultant or removal of a non-employee director without cause; termination, resignation or removal of an Employee, Consultant or Non-Employee Director for any reason within one year from the effective date of a Change of Control; or death or disability of the Participant. Each certificate representing Restricted Stock awarded under the Stock Incentive Plan shall be registered in the name of the Participant and, during the Restricted Period, shall be left in deposit with the Company and a stock power endorsed in blank. The grantee of Restricted Stock shall have all the rights of a stockholder with respect to such shares including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares.
Performance Award. The Compensation Committee may grant Performance Awards based on performance criteria measured over a period of not less than one year and not more than five years as determined by the Compensation Committee in its sole discretion. Each grant of a Performance Award shall be evidenced by an Agreement in such amount and terms as determined by the Compensation Committee. The Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to increase the amounts payable under any Award subject to performance conditions except as limited by the Stock Incentive Plan in the case of a Performance Award granted to an executive officer. The Compensation Committee shall designate whether a Performance Award is intended to be performance-based compensation under Code Section 162(m), provided that for awards granted after March 1, 2022, the performance-based compensation requirements under Code Section 162(m) shall not apply. The business criteria that may be used for Performance Awards that are designated by the Compensation Committee to be performance-based compensation under Code Section 162(m) are: (i) earnings per share; (ii) increase in revenues;

(iii) increase in cash flow; (iv) increase in cash flow return; (v) return on net assets; (vi) return on assets; (vii) return on investment; (viii) return on equity; (ix) economic value added; (x) gross margin; (xi) net income; (xii) pretax earnings; (xiii) pretax earnings before interest, depreciation and amortization; (xiv) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xv) operating income; (xvi) total stockholder return; (xvii) debt reduction; (xviii) the price of a share of Common Stock; and (xix) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.
Other Stock-Based Awards and Other Performance-Based Awards. The Compensation Committee is authorized to grant Other Stock-Based Awards or Other Performance-Based Awards. An Other Stock-Based Award shall consist of a right which is not an award described above and is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) and may be paid in Common Stock or cash. Other Performance-Based Awards may be paid in Common Stock or Cash. The Compensation Committee shall determine the terms and conditions of any such Other Stock-Based or Performance-Based Awards and to the extent such awards are performance-based compensation under Code Section 162(m) or otherwise performance-based.
Federal Income Tax Implications of the Stock Incentive Plan
The following is a brief description of the federal income tax consequences generally arising with respect to awards under the Stock Incentive Plan.
The grant of an Incentive Option will create no tax consequences for the participant or the Company. A participant will not recognize taxable income upon exercising an Incentive Option (except that the alternative minimum tax may apply). Upon exercising an option other than an Incentive Option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares acquired on the date of exercise.
The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an Option. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an Incentive Option if the participant holds the shares for the Incentive Option holding periods prior to disposition of the shares.
With respect to awards granted under the Stock Incentive Plan that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.
With respect to awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days of the receipt of the shares or other property. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.
Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Code Section 280G and, to such extent, will be non-deductible by the Company and subject to a 20% excise tax by the participant.
Section 409A of the Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding: (i) timing of payouts, (ii) advance election of deferrals, and (iii) restrictions on acceleration of payouts results in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, taxes on the amounts included in income are also subject to a 20% excise tax and interest. In general, to avoid a violation of Section 409A of the Code, amounts deferred may only be paid out on separation from service, disability, death, a specified time, a change in control (as defined by the Treasury Department) or an unforeseen emergency, Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury Department may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax. Section 409A of the Code is broadly applicable to any form of deferred compensation other than tax-qualified retirement plans and bona fide vacation, sick leave, compensatory time, disability pay or death benefits, and may be applicable to certain awards under the Stock Incentive Plan. The Treasury Department has provided final regulations under Section 409A of the Code. Awards, if any, under the Stock Incentive Plan that are subject to Section 409A of the Code that are intended to satisfy the requirements of Section 409A of the Code will be so specified in the Award agreement.
Under Section 162(m) of the Code, the Company is denied a deduction for annual compensation paid to “covered employees” in excess of one million dollars ($1,000,000), unless such compensation qualified as performance-based compensation. Generally, taxable compensation earned by “covered employees” (as defined in Section 162(m) of the Code) for Options or certain other applicable awards is intended to constitute qualified performance-based compensation. However, the Committee may determine, within its sole discretion, to grant Awards to such covered employees that do not qualify as performance-based compensation.
THE FOREGOING IS A SUMMARY OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT GENERALLY WILL ARISE UNDER THE CODE WITH RESPECT TO AWARDS GRANTED UNDER THE STOCK INCENTIVE PLAN AND DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF ALL RELEVANT PROVISIONS OF THE CODE. MOREOVER, THIS SUMMARY IS BASED UPON CURRENT FEDERAL INCOME TAX LAWS UNDER THE CODE, WHICH ARE SUBJECT TO CHANGE. THE TREATMENT OF FOREIGN, STATE, LOCAL OR ESTATE TAXES IS NOT ADDRESSED. THE TAX CONSEQUNCES OF THE AWARDS ARE COMPLEX AND DEPENDENT UPON EACH INDIVIDUAL’S PERSONAL TAX SITUATION. ALL GRANTEEES ARE ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR RESPECTING AWARDS.
The Board of Directors believes the Stock Incentive Plan is necessary to promote the interest of the Company and its stockholders by encouraging grantees to acquire or increase their equity interest in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. The Board of Directors also contemplates that through the Stock Incentive Plan, the Company will be better able to compete for the services of the individuals needed for the continued growth and success of the Company.
The approval by the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the proposed amendments to the Stock Incentive Plan. As a result, abstentions will have the same effect as votes against this proposal. Because brokers do not have discretionary authority to vote on the adoption or approval of stock incentive plans, broker no votes will not affect the outcome of the vote on this proposal.
If Proposal 3 is not approved, the Company will be required to reevaluate its compensation policies. The Board believes strongly that the approval of this Proposal 3 is essential to the Company’s success. For the reasons stated above, stockholders are being asked to approve this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN, TO EXTEND THE TERM OF THE PLAN AND TO MAKE CERTAIN OTHER AMENDMENTS.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed and recommends the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm to conduct the audit of our financial statements for the year ending December 31, 2022. Grant Thornton LLP has acted as our independent registered public accounting firm since 2004. Representatives of Grant Thornton LLP are expected to attend our Annual Meeting, are expected to be available to respond to questions by stockholders and will have an opportunity to make a statement if they desire to do so, although it is not expected that a statement will be made.
Shareholder ratification of the appointment of Grant Thornton LLP is not required by the rules of the NYSE or the SEC or by our bylaws. If the stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee will consider whether to retain that firm since stockholder ratification of the appointment is not required and the committee has the responsibility for appointment of our independent registered public accounting firm. Even if the stockholders ratify the appointment, the committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Properly executed but unmarked proxies will be voted FOR approval of the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2022. The Board of Directors believes that ratifying the appointment of Grant Thornton LLP is in the best interest of the Company. The approval of the ratification of Grant Thornton LLP will require the affirmative vote of holders of a majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2022.
Audit and Audit-Related Fees
The following table sets forth the fees billed for services performed by Grant Thornton LLP for fiscal years 2021 and 2020:
	2021	2020
Audit Fees	$630,936	$558,875
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$630,936	$558,875
“Audit Fees” include fees for professional services rendered in connection with the audit of our financial statements and internal controls over financial reporting for the fiscal year as well as reviews of our interim financial statements included in our quarterly reports on Form 10-Q. The Audit Committee is authorized to delegate to one or more of its members the authority to pre-approve any defined audit and permitted non-audit services to be provided by the independent auditors, and related fees and other terms of engagement on these matters, provided that each pre-approval decision is presented to the full Audit Committee at its next scheduled meeting. In 2021 and 2020, 100% of the audit-related services were pre-approved under authority within certain limits granted by the committee to its chairman pursuant to these pre-approval procedures. Grant Thornton LLP has not provided any tax or other non-audit services to the Company.

REPORT OF THE AUDIT COMMITTEE
The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report does not constitute “soliciting materials” and should not be deemed filed with or incorporated by reference into any other Company filings with the SEC under the Securities Act of 1933, as amended, or the Exchange Act or subject to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically incorporates such information by reference.
The Board of Directors has appointed an Audit Committee consisting of Messrs. Trier (Chairman), Brookner, Harris and Kuntz, all of whom are financially literate and independent (as that term is defined by the NYSE listing standards and SEC Rule 10A-3(b)). The Board of Directors has determined Messrs. Brookner, Kuntz and Trier to be “audit committee financial experts” under the rules of the SEC.
Under the Sarbanes-Oxley Act, the Audit Committee is directly responsible for the selection, appointment, retention, compensation and oversight of the Company’s independent auditors, including the pre-approval of both audit and non-audit services (including fees and other terms), and the resolution of any disagreements that may arise between management and the auditors regarding financial reporting, accounting, internal controls, auditing or other matters.
In carrying out its responsibilities, the Audit Committee: (i) makes such inquiries and reviews as are necessary to monitor the Company’s financial reporting, its external and internal audits and its processes for compliance with laws and regulations that govern financial reporting, (ii) monitors the adequacy and effectiveness of the accounting and financial controls of the Company and elicits recommendations for the improvement of internal control processes and systems, (iii) reviews the planning, scope and results of the annual audit of the Company’s financial statements conducted by the Company’s independent auditors and work performed during the year by the Company’s internal auditors, (iv) reviews the scope and approves in advance any other services to be provided by the Company’s independent auditors, and (v) provides to the Board of Directors the results of its reviews and any recommendations derived therefrom, including such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that may require Board attention.
The Audit Committee is authorized to engage independent counsel and other advisors it determines necessary to carry out its duties. The committee did not deem it necessary to engage independent counsel for any matters during 2021. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and reviews these processes, and reviews the Company’s periodic reports and quarterly earnings releases before they are filed with the SEC, but is not responsible for the preparation of the Company’s financial statements and reports.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss their review of the Company’s disclosure controls and procedures and internal control over financial reporting in connection with the filing of Annual Reports on Form 10-K and other periodic reports with the SEC. However, members of the Audit Committee are not employees of the Company and have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.
Prior to commencement of audit work, the Audit Committee reviewed and discussed with representatives of Grant Thornton LLP, the Company’s independent auditors for fiscal 2021, the overall scope and plans for their audit of the Company’s financial statements for fiscal 2021. The committee also reviewed and discussed with representatives of Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s financial statements, any changes in accounting policies, sensitive accounting estimates, accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America, including the matters required to be discussed by the statement on Auditing Standards No. 1301. The Audit Committee met with Grant Thornton LLP, with and without Company management present, to discuss whether any significant matters regarding internal control over financial reporting had come to the auditors’ attention during the conduct of the 2021 audit, and the overall quality of the Company’s financial reporting.
The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and the Audit Committee has discussed with Grant Thornton LLP their independence. The Audit Committee considered, among other things, whether the services Grant Thornton LLP provided to the Company were compatible with maintaining Grant Thornton LLP’s independence. The Audit Committee also considered the amount of fees Grant Thornton LLP received for audit and non-audit services.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
The Audit Committee is governed by a written charter, adopted by the Board of Directors of the Company, which is included on our website at www.usph.com.
Respectfully submitted,

The Audit Committee Clayton K. Trier, Chairman Mark J. Brookner Dr. Bernard A. Harris Edward L. Kuntz

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS TO BE
PRESENTED AT THE 2023 ANNUAL MEETING OF STOCKHOLDERS
Any proposal intended to be presented by any stockholder for action at the 2023 Annual Meeting must be received by us on or before December 10, 2022 in order for the proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2023 Annual Meeting. If the date of the 2023 Annual Meeting is changed by more than 30 days from May 16, 2023 (the anticipated date for the 2023 Annual Meeting), the deadline will be a reasonable time before we print and mail our proxy materials. However, we are not required to include in our proxy statement and form of proxy for the 2023 Annual Meeting any stockholder proposal, including shareholder nominations of persons for election to the Board of Directors that does not meet all of the requirements for inclusion established by the SEC in effect at the time the proposal is received. In order for any stockholder proposal that is not included in such proxy statement and form of proxy to be brought before the 2023 Annual Meeting, such proposal must be 500 words or less and received by our Secretary at our principal executive offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042 by December 10, 2022. If a timely proposal is received, the Board may exercise any discretionary authority granted by the proxies to be solicited on behalf of the Board in connection with the 2023 Annual Meeting.
OTHER MATTERS
As of the date of this Proxy Statement, our Board of Directors does not know of any other matters to be presented for action by stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote the proxy as directed by a majority of the Board of Directors.
By Order of the Board of Directors,

Rick Binstein
Executive Vice President, General Counsel and Secretary
Houston, Texas, April 4, 2022

Appendix A
FIRST AMENDMENT
U.S. PHYSICAL THERAPY, INC. 2003 STOCK INCENTIVE PLAN
(as amended and restated effective March 26, 2016)
WHEREAS, the Board of Directors (“Board”) of U.S. Physical Therapy, Inc. (the “Company”) maintains the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended and restated effective March 26, 2016) (the “Plan”); and
WHEREAS, the Board reserved the right to amend the Plan in Section 1.4 thereof, and on February 22, 2022 authorized the amendment to the Plan to, among other things, increase the number of authorized shares of the Company’s common stock for grants awarded under the Plan.
NOW, THEREFORE, the Company hereby amends the Plan by this “First Amendment” effective as of March 1, 2022 subject to the approval of the Company’s stockholders of this First Amendment at the Company’s annual stockholders meeting on May 17, 2022. This First Amendment is not intended to amend, extend or otherwise modify any outstanding Award or the term of the Plan for such Awards granted prior to the effective date of this First Amendment, and such Awards granted prior to the effective date of this First Amendment shall remain subject to the terms of the Plan and Agreements and their terms as in effect prior to the effective date of this First Amendment.
1.	The first paragraph of Section 1.2 of the Plan shall be amended in it its entirety as follows:
“The aggregate number of shares of Common Stock, $.01 par value per share, of the Company (“Common Stock”) that may be issued under the Plan for Awards that are granted wholly or partially or by reference to Common Stock (including Options and Incentive Options that may be exercised for or settled in Common Stock) shall not exceed 2,600,000; of this amount 2,600,000 shares of Common Stock reserved under this Plan shall be available for any one of the types of Awards available under the Plan including Non-Qualified Options, Incentive Options, Purchased Stock, Bonus Stock, Stock Appreciation Rights, Phantom Stock or Other Stock or Performance-Based Awards. Notwithstanding the above, however, in the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan shall be ratably adjusted by the Committee (as defined below), whose determination shall be final and binding upon the Company and all other interested persons. In the event the number of shares to be delivered upon the exercise or payment of any Award granted under the Plan is reduced or not issued for any reason whatsoever or in the event any Award granted under the Plan can no longer under any circumstances be exercised or paid, including but not limited to, Awards that are terminated, forfeited, expired or settled in cash, the number of shares no longer subject to such Award shall thereupon be released from such Award and shall thereafter be available under the Plan for the grant of additional Awards; notwithstanding the foregoing, any shares withheld for taxes or the purchase price of an Award shall no longer be available under the Plan. Shares issued pursuant to the Plan (i) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market and (ii) shall be fully paid and nonassessable.”
2.	The second paragraph of Section 1.2 of the Plan shall be removed, including items (a) – (d), in its entirety, for Awards granted after March 1, 2022.
3.
All references to “Performance-Based Compensation” and requirements of performance-based compensation under Code Section 162(m) shall be interpreted to apply only to Awards granted prior to March 1, 2022 to the extent applicable.

4.	Section 1.6 shall be amended as follows:
“Term of Plan. The Plan, as amended by the First Amendment, herein shall be effective as of March 1, 2022 (“Effective Date”) for Awards granted on or after the Effective Date subject to subsequent approval by stockholders of the Company on or before the 17th day of May, 2022 at the Company’s 2022 annual stockholders meeting (“2022 Annual Meeting”), and if the stockholders of the Company do not approve the First Amendment, any Awards that exceed the number of shares of Common Stock available under Section 1.2 for Awards granted prior to the Effective Date shall be null and void, and the Plan as in effect prior to the Effective Date shall continue in accordance with its terms. The provisions of the First

Amendment are applicable to all Awards granted on or after the Effective Date, subject to subsequent approval by stockholders of the Company at the 2022 Annual Meeting. If not sooner terminated under the provisions of Section 1.4, the Plan, as amended by this First Amendment, shall terminate upon, and no further Awards shall be made, after the tenth (10th) anniversary of the Effective Date for Awards granted after the Effective Date.”
5.	All references to the Plan herein shall include the following:
“as amended by the First Amendment”.
6.	Section 3.8 shall be amended as follows:
“Limitations on Exercise. No Incentive Option shall be exercisable more than three (3) months after the Optionee ceases to be an Employee for any reason other than death or Disability, or more than one (1) year after the Optionee ceases to be an Employee due to death or Disability.”
7.	The following shall be added at the end of Section 10.2:
“Any such tandem, substitution or exchange shall comply with the requirements of Code Section 409A to the extent applicable as determined by the Committee in its sole discretion.”
8.	Article XI shall be amended by adding the following at the end of the last sentence thereof:
“; provided that, any withholding of shares of Common Stock for tax withholding will be determined having a Fair Market Value equal to the minimum statutory total tax that could be imposed on the transaction (or such greater amount if consistent with the equity treatment of the Award under the applicable accounting rules).”
IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be duly executed in its name and on its behalf by its duly authorized officer, subject to stockholder approval at the 2022 Annual Meeting.
U.S. PHYSICAL THERAPY, INC.

By:	/s/ Chris Reading
Chris Reading, CEO

USPh
U.S. PHYSICAL THERAPY, INC.
ATTN: JOHNNY BLANCHARD
1300 WEST SAM HOUSTON PKWY S., SUITE 300
HOUSTON, TX 77042

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D76997-P71844 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

U.S. PHYSICAL THERAPY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Edward L. Kuntz
02) Christopher J. Reading
03) Mark J. Brookner
04) Harry S. Chapman
05) Dr. Bernard A. Harris Jr.
06) Kathleen A. Gilmartin
07) Regg E. Swanson
08) Clayton K. Trier
09) Anne B. Motsenbocker

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors does not have a recommendation for voting on the following proposal:

	For	Against	Abstain
5. As determined by a majority of our Board of Directors, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournments.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR items 1, 2, 3, 4 and no recommendation on item 5**. If any other matters properly come before the meeting, or if cumulative voting is required, the person(s) named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date